Exhibit 2.1

SHARE PURCHASE AND SALE AGREEMENT

SCANSOURCE DO BRASIL PARTICIPAÇÕES LTDA

(as Buyer)

ALEXANDRE MACHADO DE CAMPOS CONDE

MARCELO DUARTE HIRSCH

GUSTAVO CONDE

ROSANIA DE SOUZA POSSEBOM

JULIANE POSSEBOM

DANIELE POSSEBOM

GABRIELA POSSEBOM

ADOLAR NARDES JÚNIOR

CAIO VINICIUS DOMINGOS NARDES

(as Sellers)

CDC BRASIL S. A. formerly called CDC Brasil DISTRIBUIDORA LTDA.

AECO PARTICIPAÇÕES LTDA.

RHOUSE PARTICIPACOES LTDA.

NARDES ADMINISTRAÇÃO LTDA.

(as Agreeing Parties)

Dated April 7, 2011

5.1.33. TARGET COMPANY SALES	24
5.1.34. CUSTOMER AND SUPPLIERS	24
5.1.35. CERTAIN BUSINESS PRACTICES	24
5.1.36. INTERNAL CONTROLS	25
5.1.37. CONFLICTS OF INTEREST	25
5.1.38. SOLVENCY	26
5.1.39. PRODUCT WARRANTY	26
5.1.40. PRODUCT LIABILITY	26
5.1.41. CUSTOMER WARRANTY CLAIMS	26

6. REPRESENTATIONS AND WARRANTIES OF BUYER	27
6.1 REPRESENTATIONS	27
6.2 RESTRICTIONS	27
6.3. NON-COMPETITION	27
6.4. CORPORATE AUTHORIZATION	27
6.5. GOVERNMENTAL AUTHORIZATION	27
6.6. NO CLAIMS	27
6.7. DATA ROOM	27
6.8. PURCHASE FOR INVESTMENT	27
7. ADDITIONAL COMMITMENTS	28
7.1. REGULAR COURSE OF BUSINESS	28
7.2. PUBLIC ANNOUNCEMENTS	28
7.3. POST-CLOSING OBLIGATIONS	29
7.4. BRAZILIAN COMPETITION AUTHORITIES	29
7.5. CONVERSION TO JUNE 30 FISCAL YEAR END	30
7.6. PAYMENT OF TAXES RESULTING FROM SALE OF THE SHARES	30
8. NON-COMPETITION AND NON-SOLICITATION	30
8.1. NON-COMPETITION DEFINITIONS	30
8.2. NON-COMPETITION OBLIGATIONS	31
8.3. DAMAGES FOR BREACH	32
9. CONFIDENTIALITY	33
9.1. CONFIDENTIALITY OBLIGATIONS	33
9.2. TERM OF CONFIDENTIALITY OBLIGATIONS	33
10. TERMINATION	33
10.1. TERMINATION	33
10.2. TERMINATION FEE BY REASON OF BREACH	34
10.3. PROCEDURE UPON TERMINATION	34
11. INDEMNIFICATION	34
11.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS	34
11.2. INDEMNIFICATION	35
11.3. LIMITATION ON INDEMNIFICATION	36
11.4. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS	37
11.5. PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO NON-THIRD PARTY CLAIMS	39

12. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE	39
12.1. REPRESENTATIONS AND WARRANTIES	40
12.2. NO INJUNCTION	40
12.3. GOVERNMENTAL AND REGULATORY CONSENTS	40
12.4. NO LITIGATION	40
13. MISCELLANEOUS PROVISIONS	40

13.1. SUCCESSORS AND ASSIGNS	40
13.2. EXPENSES	40
13.3. NOTICES	40
13.4. ENTIRE AGREEMENT	41
13.5. AMENDMENTS	41
13.6. SEVERABILITY	42
13.7. LANGUAGE	42
13.8. GOVERNING LAW	42
13.9. LAW DISPUTE RESOLUTION	42

14. DEFINITIONS	43

SHARE PURCHASE AND SALE AGREEMENT

This Share Purchase and Sale Agreement (the “Agreement”) is entered into on April 7, 2011, by and between:

I.        SCANSOURCE DO BRASIL PARTICIPAÇÕES LTDA., a limited liability company duly organized and existing under the laws of the Federative Republic of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 1903, cj. 141 – Sala 1 Sao Paulo, SP, enrolled with the CNPJ/MF under the No.13.287.930/0001-10 a company organized by ScanSource Europe BV and 4100 Quest, LLC. as a vehicle to purchase the Shares involved in this Transaction (hereinafter “Buyer”);

II.       ALEXANDRE MACHADO DE CAMPOS CONDE, Brazilian, married under the separate property ruling, businessman, ID Card No. 14.763.080 SSP/SP and Individual Taxpayer’s Registry (CPF/MF) No. 027.134.198-08, resident and domiciled in Alameda Topazio, 1006 Residencial 09 – Santana do Parnaiba – SP - CEP 06540-235 (hereinafter “ALEXANDRE”);

III.      MARCELO DUARTE HIRSCH, Brazilian, married under the separate property ruling, businessman, ID Card No. 24.899.169-3 SSP/SP and Individual Taxpayer’s Registry (CPF/MF) No. 256.149.038-60, resident and domiciled in Rua Padre João Manuel, n° 888, apto. 71,Cerqueira Cesar, São Paulo/SP – Zip Code: 01411-000 (hereinafter “MARCELO”);

IV.      GUSTAVO CONDE, Brazilian, single, businessman, ID Card No. 25.545.367-X SSP/SP and Individual Taxpayer’s Registry (CPF/MF) No. 299.394.638-20, resident and domiciled in Rua Alves Guimarães, n° 518, apto. 53, Pinheiros, São Paulo/SP – Zip Code: 05410-000 (hereinafter “GUSTAVO”);

V.       ROSANIA DE SOUZA POSSEBOM, Brazilian, widow, businesswoman, ID Card No. 4.051.973-4 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 656.421.049-34, resident and domiciled in Rua Durval de Morais, nº 550, Jardim das Américas, Curitiba – PR – Zip Code: 81530-460 (hereinafter “ROSANIA”);

VI.      JULIANE POSSEBOM, Brazilian, single, student, ID Card No. 8.403.498-3 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 006.202.929-03, resident and domiciled in Rua Durval de Morais, nº 550, Jardim das Américas, Curitiba – PR – Zip Code: 81530-460 (hereinafter “JULIANE”);

VII.     DANIELE POSSEBOM, Brazilian, single, student, ID Card No. 9.060.842-8 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 045.443.639-42, resident and domiciled in Rua Durval de Morais, nº 550, J ardim das Américas, Curitiba – PR – Zip Code: 81530-460 (hereinafter “DANIELE”);

VIII.    GABRIELA POSSEBOM, Brazilian, single, student, minor, born on 04/26/2000, ID Card No. 10.160.062·9 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 045.443.679-30, resident and domiciled in Rua Durval de Morais, nº 550, Jardim das Américas, Curitiba – PR – Zip Code: 81530-460, herein represented by her legal representative ROSANIA, as per article 1.689, II of the Brazilian Civil Code (hereinafter “GABRIELA”);

IX.      ADOLAR NARDES JÚNIOR, Brazilian, married under the separate property ruling, businessman, ID Card No. 3.941.201-2 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 621.789.209-00, resident and domiciled in Rua Prefeito Angelo Lopes, n° 2579, apto. 401,

Hugo Lange, Curitiba/PR – Zip Code: 80040-252 (hereinafter “ADOLAR”);

X.        CAIO VINÍCIUS DOMINGOS NARDES, Brazilian, single, businessman, ID Card No. 8.249.544-4 SSP/PR and Individual Taxpayer’s Registry (CPF/MF) No. 006.211.439-52, resident and domiciled in Prefeito Angelo Lopes, n° 2579, apto. 401, Hugo Lange, Curitiba/PR – Zip Code: 80040-252   (hereinafter “CAIO”);

ALEXANDRE, MARCELO, GUSTAVO, ROSANIA, JULIANE, DANIELE, GABRIELA, ADOLAR and CAIO are hereinafter referred to , collectively, as the “Sellers” and, each individually, as a “Seller”;

XI.       CDC BRASIL S. A. formerly called CDC BRASIL DISTRIBUIDORA LTDA., a corporation duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices in the City of Curitiba, State of Paraná, at Avenida Rui Barbosa, nº 2529, Galpão 12, Bairro Jardim Ipê, enrolled with the CNPJ/MF under the No. 05.607.657/0001-35, herein represented as per its bylaws, (hereinafter “Target Company”);

XII.      AECO PARTICIPAÇÕES LTDA., a limited liability company duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices at Av. Ceci, nº 608, Galpão 15, Sala B, Barueri – SP, CNPJ/MF No. 04.266.963/0001-92 (hereinafter “AECO”);

XIII.     RHOUSE PARTICIPAÇÕES LTDA., a limited liability company duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices at Rua Durval de Morais, n° 550, Jardim das Américas, CEP 81.530-460, Curitiba – PR CNPJ/MF No. 05.513.721/0001-19 (hereinafter “RHOUSE”);

XIV.     NARDES ADMINISTRAÇÃO LTDA., a limited liability company duly organized and existing under the laws of the Federative Republic of Brazil, with its head offices at Rua Marechal Humberto de Alencar Castelo Branco, nº 986, Cj. 102, Cristo Rei, Curitiba – PR, CEP: 82.530-020, CNPJ/MF No. 04.785.857/0001-15 (hereinafter “NARDES”); and

CDC BRASIL S.A., AECO, RHOUSE and NARDES are hereinafter referred to, collectively, as the “Agreeing Parties” and, each individually, as an “Agreeing Party”.

Buyer, on the one hand, and Sellers, on the other hand, may be referred to herein, collectively, as the “Parties” and, each individually, as a “Party”,;

WHEREAS

A.        ALEXANDRE, MARCELO and GUSTAVO own, in the aggregate, one hundred percent (100%) of the quotas of AECO;

B.        ROSANIA, JULIANE, DANIELE and GABRIELA own, in the aggregate, one hundred percent (100%) of the quotas of RHOUSE;

C.        ADOLAR and CAIO own, in the aggregate, one hundred percent (100%) of the quotas of NARDES;

D.        The Agreeing Parties own, in the aggregate, one hundred percent (100%) of the shares of the Target Company (the “Shares”), a company with the social purpose of commerce; industry; and the export, import, wholesale purchase and sale, lease and maintenance of information technology products: electronic products; machinery, informatics and office equipment and peripherals, computer programs, supplies, parts and pieces;

E.           The Sellers as indirect owners of the Target Company, desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, one hundred percent (100%) of the Shares of the Target Company; and

F.           Although still under the ownership of the Agreeing Parties, one hundred percent (100%) of the Shares are being transferred to the Sellers, in the proportion described in Section 1.2. of this Agreement, through the social restructuring of the Agreeing Parties currently underway, which restructuring shall be effected between the date hereof and the Closing Date and which shall be a condition precedent pursuant to Section 3.1(a) hereof.

NOW, THEREFORE, in consideration of the foregoing and other promises and agreements herein contained, the Parties agree as follows:

1.           PURCHASE AND SALE

1.1.        Acquisition and Sale of the Shares. Under the terms and conditions of this Agreement, the Sellers hereby sell and transfer to the Buyer, free and clear of all Liens, Claims, options and charges whatsoever, and the Buyer hereby purchases and accepts from the Sellers, all right, title and interest related to the Shares, for the prices established in this Agreement (the “Transaction”).

1.2.        The Shares shall be sold and transferred to the Buyer, by each of the Sellers, as follows:

—

ALEXANDRE shall transfer four million two hundred thousand (4,200,000) Shares of the Target Company to the Buyer which are equivalent to thirty five percent (35%) of all of the Shares of the Target Company;

—	MARCELO shall transfer one million two hundred thousand (1,200,000) Shares of the Target Company to the Buyer, which are equivalent ten percent (10%) of all of the Shares of the Target Company;

—	GUSTAVO shall transfer six hundred thousand (600,000) Shares of the Target Company to the Buyer, which are equivalent to five percent (5%) of all of the Shares of the Target Company;

—

ROSANIA shall transfer one million five hundred and one thousand, five hundred (1,501,500) Shares of the Target Company to the Buyer, which are equivalent to twelve and forty-one eightieths percent (12.5125% ) of all of the Shares of the Target Company;

—

JULIANE shall transfer four hundred ninety-nine thousand five hundred (499,500) Shares of the Target Company to the Buyer, which are equivalent to four and thirteen-eightieths percent (4.1625%) of all of the Shares of the Target Company;

—

DANIELE shall transfer four hundred ninety-nine thousand five hundred (499,500) Shares of the Target Company to the Buyer, which are equivalent to four and thirteen-eightieths percent (4.1625%) of all of the Shares of the Target Company;

—	GABRIELA shall transfer four hundred ninety-nine thousand five hundred (499,500)

Shares of the Target Company to the Buyer, which are equivalent to four and thirteen-eightieths percent (4.1625%) of all of the Shares of the Target Company;

—

ADOLAR shall transfer two million nine hundred seventy thousand (2,970,000) Shares of the Target Company to the Buyer, which are equivalent to twenty-four and three-fourths percent (24.75%) of all of the Shares of the Target Company; and

—	CAIO shall transfer thirty thousand (30,000) Shares of the Target Company to the Buyer, which are equivalent to one fourth of one percent (0.25%) of all of the Shares of the Target Company.

2.           PURCHASE PRICE

2.1. Purchase Price; Payment of Purchase Price. For the selling and transfer of the Shares, the Parties agree that the Buyer shall pay to the Sellers a purchase price to be comprised of the following payments (the “Purchase Price”):

(a) a portion of the Purchase Price in the aggregate amount of R$57,300,000.00 calculated as per Exhibit 2.1.(a) less the Escrow Amount shall be paid by the Buyer to the Sellers (pro rata in accordance with their ownership of the Shares) by wire transfer of immediately available funds at the Closing Date pursuant to the Seller’s wire instructions attached hereto as Exhibit 2.1.(b)(1)(e), and the Escrow Amount shall be deposited on the Closing Date in accordance with Section 2.2. Notwithstanding the foregoing, in the event Sellers make any accruals or payments of Indemnifiable Claims prior to the Closing Date, such amounts, net of actual tax benefits, shall be deducted from the initial purchase price of R$ 57.3 million and for only Section 11.2.(a)(iii) (Importation of Thermal Printer) Indemnifiable Claims any payments will also be deducted from the required Escrow Amount.

(b) the remaining portion of the Purchase Price shall be paid by the Buyer to the Sellers as an earn-out, subject to and in accordance with the provisions set forth on Exhibit 2.1.(b)(1) (Earn-out Calculation) and Exhibit 2.1.(b)(2) (Net Income Calculation).

2.2 Escrow.

(a)

At the Closing Date, the Buyer shall deliver to HSBC Brasil (the “Escrow Agent”) an amount equal to the sum of R$40,000,000.00 (“Escrow Amount”) to be held in an interest bearing account pursuant to the terms of the escrow agreement which shall be attached hereto as Exhibit 2.2. at or prior to the Closing Date. The escrow account interest shall inure to the benefit of the Sellers unless the Indemnifiable Claims exceed the principal Escrow Amount in which case the Sellers’ escrow interest shall apply to any such excess. All Indemnifiable Claims must be completely and finally resolved by formal written order, ruling or confirmation from the applicable Brazilian government regulator or customs or taxing authority (“Indemnifiable Escrow Claim Settlement”) prior to the five-year anniversary of the Closing Date and prior to the release of any escrow amounts. The Escrow Amount shall consist of three separate escrows.

1.

The first escrow of R$15,000,000.00 shall be for unknown or potential Indemnifiable Claims (“Indemnity Escrow”). Provided that there are no Indemnifiable Claims in excess of R$40,000, singly or in the aggregate which Sellers do not pay in full directly with full satisfaction and release, then the Buyer will agree to release half of this escrow, R$7,500,000.00, two and a half years following the Closing Date.

2.

The second escrow of R$11,000,000.00 shall be for known Tax and customs and duties Liabilities related to the thermal printer customs issue as described in Section 5.1.19.1. (“Thermal Printer Escrow”). In the event of an Indemnifiable Escrow Claim Settlement for the Thermal Printer Escrow issue for an amount less than R$11,000,000.00, then the Escrow Agent shall be instructed by the Buyer and the Sellers in writing to release to the Sellers the difference between the Thermal Printer Escrow and the amount of such settlement.

3.

The third escrow of R$14,000,000.00 shall be for the IPI tax collection issue as described in Section 5.1.19.2. (“IPI Escrow”). Upon receipt of a written IPI tax collection notice, the difference between such notice amount and the IPI Escrow shall be addressed as follows: (i) if the notice amount is less than the IPI Escrow, the Escrow Agent shall be instructed by the Buyer and the Sellers to release such difference to the Sellers; (ii) if the notice amount is more than the IPI Escrow, then the Buyer shall deposit any Earn-Out payments to the IPI Escrow to satisfy such difference. In the event of an Indemnifiable Escrow Claim Settlement for the IPI Escrow issue for an amount less than R$14,000,000.00 adjusted for the notice amount, then the Escrow Agent shall be instructed by the Buyer and the Sellers in writing to release the difference between the IPI Escrow and the amount of such settlement.

In the event the Sellers elect to litigate any Indemnifiable Claims beyond the five-year anniversary of the Closing Date, an escrow or guarantee shall be provided by Sellers to Buyer to cover the maximum amount of the contingent Liability related thereto, as calculated by the Buyer’s accountants, for a term satisfactory to the Buyer. In the event that any Indemnifiable Claims deplete or reduce the Thermal Printer Escrow, the IPI Escrow, or the Indemnity Escrow, to the extent an escrow becomes insufficient to guarantee the potential payment of such Indemnifiable Claim, any Earn-Out payments shall be off-set to satisfy the applicable escrow account Claim. Notwithstanding the foregoing, this escrow provision shall in no way limit the Target Company’s and/or the Sellers’ indemnification obligations contained in the Agreement. The Escrow Account fees will be deducted from the account and/or paid by the Sellers.

(b) With respect to any adverse Tax consequences that may inure to the Buyer, including, without limitation, the loss of Tax deductions for goodwill amortization, as a result of any Indemnifiable Claims, then the options stated in i. and ii. below shall apply. The intent of the Buyer and the Sellers is to minimize penalties applicable to Indemnifiable Claims:

i.

If the Sellers execute an Indemnifiable Escrow Claim Settlement related to the IPI tax collection issue as described in Section 5.1.19.2. within thirty (30) days upon receipt of a written IPI tax collection notice, then to the extent that all cumulative penalties on Indemnifiable Claims exceed R$11,000,000.00 from the Closing Date, the Sellers shall reimburse the Buyer for the adverse tax consequences to the Buyer including, without limitation, the loss of tax deduction for goodwill amortization, for cumulative penalties in excess of R$11,000,000.00. Amounts for such adverse consequences shall become due upon each individual settlement.

ii.

If the Sellers do not execute an Indemnifiable Escrow Claim Settlement related to the IPI tax collection issue as described in Section 5.1.19.2. within thirty (30) days upon receipt of a written IPI tax collection notice, then to the extent that all cumulative penalties on Indemnifiable Claims exceed R$7,500,000.00 from the Closing Date, the Sellers shall reimburse the Buyer for the adverse tax consequences to the Buyer including, without limitation, the loss of tax deduction for goodwill amortization, for cumulative penalties in excess of R$7,500,000.00. Amounts for such adverse consequences shall become due upon each individual settlement.

2.3. Target Company Operating Model. In accordance with the Transaction, during the Earn-Out Period, the Target Company will operate under the terms and conditions established in Exhibit 2.3.

2.4. Purchase Price Payment Guaranty. The purchase price payment guaranty shall be attached as Exhibit 2.4.

3.  SPECIFIC CONDITIONS PRIOR TO CLOSING

3.1. The specific conditions to be satisfied prior to the Closing Date, in addition to other conditions provided herein, are as follows:

(a) The Sellers shall present proof of registration before the competent Commercial Board of all corporate documents related to the capital reduction of the Agreeing Parties, transferring the Shares of the Target Company held by the Agreeing Parties to the Sellers;

(b) The Sellers shall present all of the Target Company’s original books duly registered before the Board of Trade of the State of Paraná, with all registers and transfers of Shares duly made in a true, and correct form up to the Closing Date, as required by Brazilian Law, and the Sellers shall represent and attest that there are no Liens or encumbrances on any of such Shares that affect and/or may potentially affect the sale and transfer of such Shares with all property, voting and any other rights related to the Shares from the Sellers to the Buyers.

(c) The representations and warranties of the Buyer, the Sellers and the Target Company set forth in this Agreement shall be true, complete and correct in all material respects as of the Closing Date.

(d) The absence of a Relevant Adverse Effect with respect to the Target Company.

(e) ALEXANDRE, MARCELO, and ADOLAR shall enter into an Officers’ Service Agreement with the Buyer and/or the Target Company, as per the terms and conditions set forth in Exhibit 3.1.(e) which shall be inserted at or prior to the Closing Date.

(f) The continued operation of the Target Company’s business in the Ordinary Course of Business as provided for herein.

(g) The filing and obtaining of the authorizations, consents or approvals of, or declarations or filings with, or the expiration of waiting periods imposed by, any Governmental Authorities set forth on Exhibit 3.1.(g) and the provision of copies of the same to the Buyer.

(h) The Transaction and all necessary actions to accomplish this Definitive Agreement and all transactions contemplated thereby shall be approved of a meeting of the shareholders at the Target Company, and the Buyer shall produce a Corporate Secretary’s certificate certifying as to a similar resolution of its Board of Directors.

(i) The receipt by the Buyer of required change of control authorizations in writing granted by all those third parties contracting with the Target Company;

(j) The maintenance of all of the Target Company’s bank credit lines in the minimum amount of R$10,000,000 under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements in compliance with all covenants contained therein;

(k) Bematech’s written confirmation and reconciliation as of December 31, 2010 of Bematech’s and theTarget Company’s payables and receivables prior to the Closing Date as set forth Exhibit 3.1(k). Such reconciliation report shall be issued on Bematech’s and the Target Company’s letterhead and duly signed by Bematech’s and the Target Company’s management.

(l) The Target Company shall enter into employment agreements with the following individuals: João Carlos Alonso dos Santos; Leandro Teixeira de Mello; Ricardo Paes de Barros Cintra; Fernando de Oliveira Gomes;

(m) The Buyer is to provide Sellers with a copy of the by-laws or articles of association of the Buyer, as well as the corporate documents appointing their legal representatives who shall sign this Agreement;

(n) A legal opinion from counsel to the Sellers and the Target Company, as set forth in Exhibit 4.2.(vi)(a)-(e), dated as of the date of this Agreement, addressed to the Buyer and on which the Buyer and the Buyer’s lenders shall be entitled to rely;

(o) Court authorization approving the minor shareholder, Gabriela Possebom, entering into the Transaction contemplated by this Agreement, as per court decision issued on March 24, 2011 as set forth in Exhibit 3.1 (o);

(p) The Sellers shall classify and remit thermal printer import duties in accordance with Brazilian Revenue regulations asserted in 2009 (currently 16%);

(q) [intentionally left blank];

(r) Completion of due diligence satisfactory to Buyer at Signing;

(s) Receipt and verification of CD-Rom reflecting Data Room contents as of March 18, 2011;

(t) Finalization and execution of escrow agreement, the final copy of which shall be inserted into this Agreement as Exhibit 2.2;

(u) The Sellers to establish a new bank account for Gabriela Possebom under the terms and conditions determined by the Judge of the Civil District Court of Curitiba (“Conta de Deposito Judicial”) as contained in Exhibit 3.1.(o);

(v) Buyer’s authorization for Gabriela’s mother, Rosania, to provide Agreement confirmation such as Purchase Price, Buyer’s name, Sellers’ names, information of wire transfer (“Prestacao de Contas”) pursuant to the decision of the Judge of the Civil District Court of Curitiba as contained in Exhibit 3.1.(o).

3.2. At its sole discretion, the Buyer may waive its right to request the fulfillment by the Sellers of any such conditions prior to the Closing Date. Any such waiver shall be granted in writing and duly signed by the Buyer’s legal representatives.

4. SIGNING AND CLOSING

4.1. Signing Date. This Agreement is being signed by the Parties as of the date first set forth above (the “Signing Date”) at the offices of Almeida Advogados, at Av. Brigadeiro Faria Lima, 1461, South Tower, 16th floor, in the City of São Paulo, State of São Paulo, or at such other place agreed to in writing by the Parties.

4.1.2. Closing Date. Subject to satisfaction or waiver of the conditions precedent provided for in Sections 3 and 12 of this Agreement, the closing of this Agreement shall take place within five (5) Business Days from the date of the verification by the Buyer at the offices of Almeida Advogados, at Av. Brigadeiro Faria Lima, 1461, South Tower, 16th floor, in the City of São Paulo, State of São Paulo, or at such other place agreed to in writing by the Parties. “Closing Date” means the date the Buyer wire transfers funds to the Sellers, as demonstrated by the Buyer’s wire transfer evidence.

4.2. Prior to the Closing Date, the Sellers shall deliver to the Buyer (i) the Registry of Transfer of Shares of the Target Company evidencing the transfer of the Shares to the Buyer; (ii) the amendment to the articles of association of each of the Agreeing Parties that formalize the transfer of their Shares to the Sellers, (iii) a certified copy of the registration before the competent Commercial Board of all corporate documents related to the capital reduction of the Agreeing Parties, transferring the Shares of Target Company held by the Agreeing Parties to the Sellers; (iv) the Buyer and the Sellers shall enter into the superseding bank mandates and existing powers of attorney listed on Exhibit 4.2.(iv); (v) such additional documents that might be required to enable the closing to occur, (vi) a legal opinion from counsel to the Sellers and the Target Company as set forth in Exhibit 4.2.(vi)(a)-(e), addressed to the Buyer and on which the Buyer and the Buyer’s lenders shall be entitled to rely and dated as of the date of this Agreement; (vii) an executed amendment to the current Bematech agreement to insure continuation of business post-closing; (viii) executed Officers’ Service Agreements with ALEXANDRE , MARCELO, and ADOLAR; (ix) minutes of the Sellers’ shareholders’ meeting(s) approving this Agreement as set forth in Exhibit 4.2.(ix); (x) Court authorization approving the minor quotaholder or court order stating such court authorization is unnecessary for GABRIELA entering into the transaction contemplated by this Agreement, (xi) a signed third-party service agreement for P. de T. C. Alves Ltda., and (xii) a detailed reconciliation of the Bematech accounts receivable and accounts payable balances (including, but not limited to, discounted collateral as security amounts) at December 31, 2010 to the Bematech confirmation and shall include reconciling evidence of receipt of subsequent credits for pricing, returns, and any other amounts due to or from the Target Company.

4.3. At the Closing Date, the Buyer shall deliver to the Sellers the Purchase Price, in accordance with Section 2.1.

5.        REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1. According to the terms and conditions set forth in Exhibit 5.1., Sellers jointly represent and warrant, as of the date hereof and as of the Closing Date.

5.1.a For purposes of this Agreement, “Best of Sellers’ Knowledge” means the actual knowledge, after due inquiry, of each of the Sellers. For purposes of the foregoing, “Due Inquiry” means with respect to each such Person (a) review of files and other information in his or her possession, custody or control or of which such Person is actually or should be aware of and (b) inquiry of employees of the Target Company who have responsibilities pertinent in any respect to such inquiry and access to information in the possession, custody or control of the Company and responsive thereto.

5.1.b Sellers’ knowledge qualifiers as have been inserted shall have no effect on legal Liability or financial responsibility for said representations and warranties and any such knowledge qualifiers are only present for the sole purpose of such representation avoiding the creation of criminal misrepresentation.

5.1.1. Organization.  The Target Company is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and is qualified to do business in every jurisdiction in which it is required to qualify under applicable Law. The Target Company has the full corporate power and authority to own and operate its assets and properties and to carry on its business. Exhibit 5.1.1.(a) contains a complete list of all of the Target Company’s Subsidiaries and branches and the Sellers’ participation in any POS/AIDC company. Except as set out in Exhibit 5.1.1.(b), the Sellers and their Affiliates (i) have not been involved in any business arrangement or relationship with the Target Company within the past twelve months; (ii)are not indebted to the Target Company and are not owed any Credit by the Target Company; and (iii) do not own any asset, tangible or intangible, which is used in the business of the Target Company. There are no shareholders’ agreements to which the Sellers and/or the Target Company may be bound. A true and correct copy of the current bylaws of the Target Company is attached as Exhibit 5.1.1.(c).

5.1.2. Capitalization, Ownership of the Shares. The Target Company is properly capitalized and all of its respective Shares are duly authorized, validly issued and fully paid and are not subject to any preemptive rights. Attached hereto as Exhibit 5.1.2. is a true and correct list setting forth the outstanding capital stock and equity interests of the Target Company, the full legal name of each shareholder of record and the total number of Shares held by each. The Sellers are, and at the Closing Date shall be, the direct and only record owners of the Target Company’s Shares, free and clear of any and all Liens. Upon registration of the transfer of Shares, the Buyer will have, as of and from the Closing Date, good and valid title to the Shares, free and clear of any Lien. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target Company or any Seller to issue, repurchase, sell, transfer, or otherwise dispose of any of the Target Company’s capital stock or equity interests. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock or equity interests of the Target Company.

5.1.3. Authorizations.  The Sellers have the legal right, power and authority to enter into this Agreement and to transfer, assign and deliver the Shares as provided in this Agreement, subject to the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of Sellers, the Agreeing Parties and the Target Company, and this Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against the Sellers in accordance with its terms. The entries in the Book of Transfer of Registered Shares and Book of Registry of Nominative Shares of the Company will convey to Buyer title to the Shares, free and clear of any and all Liens or encumbrances, security interests, agreements or Claims of any kind whatsoever.

5.1.4. Restrictions. Sellers represent and warrant that the execution of this Agreement will not:

5.1.4.1. violate any applicable Law;

5.1.4.2. conflict with or breach any obligation, title, agreement, commitment, promise, and/or any other obligation to which Target Company may be subject, or which it may have assumed;

5.1.4.3. violate or breach any provision of the Target Company’s articles of association., bylaws or other governing documents;

5.1.4.4. require any filing with or notice to, or consent or approval of, any Governmental Authority or other Person, except for the filing with the Brazilian Antitrust Authorities, as provided for in Section 7.4.; or

5.1.4.5. result in the imposition or creation of any Lien upon or with respect to the Shares or any of the assets of the Target Company.

5.1.5. Financial Statements and Balance Sheets. To the Best of Sellers’ Knowledge, the audited financial statements for the fiscal years ended December 31, 2008, 2009 and 2010, each of which is attached hereto as Exhibit 5.1.5. and the other financial information concerning the Target Company provided for analysis by the Buyer and the Buyer’s legal and financial advisors during their respective due diligences (collectively, the “Financial Statements”): (i) were prepared in accordance with Brazilian GAAP applied on a consistent basis throughout the periods indicated therein, (ii) present fairly the financial position, results of operations and changes in cash flows of the Target Company as of such dates and for the periods then ended, and (iii) are true, accurate and complete and in accordance with the books and records of the Target Company. The books and records of the Target Company are true, accurate and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

5.1.5.1. Actual results for fiscal year 2010 are in line with the projections presented, and there have been no significant changes in the terms or conditions with customers, vendors, practices or accounting policies to achieve those results including, but not limited to, relaxing underwriting standards, loosening reserve guidelines, or offering special returns privileges.

5.1.6. Accounting Books; Records. To the Best of Sellers’ Knowledge: (i) the accounting books and records of the Target Company are complete and exact and were drafted in accordance with Brazilian legal requirements and with Brazilian generally accepted accounting principles, consistent with past practices (with exceptions legally mandated) (“Brazilian GAAP`”); (ii) the books and records reflect the registration of the financial, operational, property and control matters of the Target Company; and (iii) all existing liabilities are properly recorded on the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet.

5.1.7. Absence of Certain Changes or Events.  Except as set forth on Exhibit 5.1.7. attached hereto, from July 1, 2010 through the Closing Date, the Target Company has not entered into any agreement, transaction or arrangement outside the Ordinary Course of Business, and, without limiting the generality of the foregoing, the Target Company has not:

5.1.7.1 taken any action to amend its articles of association or by-laws;

5.1.7.2 sold any ownership interest in the Target Company or granted any option to purchase or subscribe for any of such interest;

5.1.7.3 incurred any obligation or Liability, except Liabilities incurred and obligations entered into in the Ordinary Course of Business;

5.1.7.4 mortgaged, pledged, or subjected to any Lien, charge or any other encumbrance any of the Target Company’s assets or properties;

5.1.7.5 sold, assigned, or transferred any of the Target Company’s material assets or entered into any material agreement to provide services, except in the Ordinary Course of Business of the Target Company;

5.1.7.6 cancelled any debts or Claims of the Target Company, except in the Ordinary Course of Business;

5.1.7.7 merged or consolidated the Target Company with or into any other entity;

5.1.7.8 made, accrued or become liable for any bonus, profit sharing or incentive payment, except for accruals under existing plans, if any, or increased the rate of compensation payable or to become payable by it to any of the Target Company’s officers or employees, other than increases in the Ordinary Course of Business consistent with past practice;

5.1.7.9 made, accrued or become liable for any distribution, dividend or similar payment, except as disclosed in Exhibit 5.1.7.9.;

5.1.7.10 made any election or given any consent under the Code or the tax statutes of any state or other jurisdiction or made any termination, revocation or cancellation of any such election or any consent or compromised or settled any Claim for past or present Tax due;

5.1.7.11 knowingly and affirmatively waived any rights of the Target Company of material value;

5.1.7.12 modified, amended, altered or terminated any of the Target Company’s contracts of a material value or which are material in amount, except in the Ordinary Course of Business;

5.1.7.13 taken or permitted any act or omission constituting a breach or default under any material contract, indenture or agreement by which the Target Company or the Target Company’s properties are bound;

5.1.7.14 failed to (i) preserve the possession and control of the Target Company’s assets and business, and (ii) preserve the goodwill of its customers, suppliers and others having business relations with the Target Company;

5.1.7.15 failed to operate the Target Company’s business and maintain its books, accounts and records in the customary manner and in the Ordinary Course of Business or failed to maintain in good repair, normal wear and tear excepted, the Target Company’s business premises, fixtures, furniture and equipment;

5.1.7.16 entered into any leases, contracts, agreements or understandings, other than: (i) those entered into in the Ordinary Course of Business of the Target Company; and (ii) any leases, contracts, agreements or understandings not entered into in the Ordinary Course of Business of the Target Company calling for payments which in the aggregate do not exceed R$5,000

(five thousand Reais) per month;

5.1.7.17 changed the compensation of any of the Target Company’s employees or independent contractors or entered into any employment agreement, written or oral, with any management Personnel or otherwise hired any management personnel other than in the Ordinary Course of Business;

5.1.7.18 materially altered the terms, status or funding condition of any Employee Plan;

5.1.7.19 made any capital improvement or expenditure except in the Ordinary Course of Business of the Target Company and in accordance with the Target Company’s operating plan;

5.1.7.20 altered or deviated from its past practices regarding the funding of employee benefit plans and similar plans; or

5.1.7.21 committed or agreed to do any of the foregoing in the future.

5.1.8. Assets.  Except for the assets described on Exhibit 5.1.8., the Target Company is authorized to use all of its assets required for the regular performance of its business. All the assets owned by the Target Company are free and clear of any Liens, encumbrances or other rights of third parties. All of the Target Company’s assets are duly registered in its books, in accordance with the applicable Law and, at the Closing Date (a) are all those currently used or intended to be used in the operation of the business of the Target Company and (b) will be all of the assets needed by the Target Company to continue to operate such business after the date hereof as currently operated. The buildings, machinery, equipment, personal properties, vehicles and other tangible assets owned or leased by the Target Company are in good condition and repair (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business, and are free from patent defects with respect thereto.

5.1.9. Real Property and Leases.  Exhibit 5.1.9. contains a description of all real property owned, leased, utilized or intended to be utilized in the conduct of the Target Company’s business (“Real Property”). Copies of all title records are attached to such Exhibit 5.1.9., and such copies are correct and complete as of the date hereof. All leases are in full force and effect, the Target Company is in full compliance with its obligations thereunder and the rights of the Target Company thereunder are not subordinate to the rights of any third party. The Target Company has received no written notice of default under any agreement governing any such lease, nor is the Target Company involved in any dispute with any third party thereunder. The Target Company has all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property. All buildings, plants, and structures owned or leased by the Target Company lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

5.1.10. Inventories. Except as set forth on Exhibit 5.1.10., the Inventory is wholly-owned by the Target Company (i.e., no consigned inventory or other inventory to which the Target Company no longer has title) and is new, unused, current and saleable as new or returnable to the vendor (including any returned or demonstration products) in the Ordinary Course of Business of the Target Company. The Target Company’s Financial Statements, which are attached hereto as Exhibit 5.1.5., have inventory obsolescence reserves, slow moving reserves and vendor-at-risk reserves as of June 30, 2010 and such amount is adequate and lower-of-cost or market adjustments are reflected therein in accordance with Brazilian GAAP consistently applied.

5.1.11. Compliance with Laws. To the Best of Sellers’ Knowledge, the Sellers and the Target Company are, and at all times have been, in compliance with all applicable Laws and the Sellers and the Target Company are not in default under any contract or arrangements with its clients or suppliers.

5.1.12. Absence of Undisclosed Liabilities. Except as set forth on Exhibit 5.1.12. and to the Best of Sellers’ Knowledge, the Target Company does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in the Financial Statements.

5.1.13.  Agreements. Except for the agreements required to run the business and/or as described on Exhibit 5.1.13. the value of which are in excess of R$ 50,000.00, attached hereto, no third parties’ authorization is required for the execution of this Agreement, and the execution of this Agreement and the consummation of the transactions contemplated hereby cannot be considered as a reason for the early termination of any agreement entered into by the Target Company. Except for those set forth in Exhibit 5.1.13., the Target Company is not a party to or bound by any written or oral:

(a) contract not made in the Ordinary Course of Business;

(b)  employment, employment termination or severance, consulting, services, employer’s organization, non-competition, or secrecy agreement unless disclosed on Exhibit 5.1.22.;

(c) bonus, deferred compensation, profit sharing, pension, retirement, stock option, stock purchase or ownership, hospitalization, insurance or other plan or arrangement providing employee benefits;

(d) collective bargaining agreement or other labor agreement;

(e)  lease with respect to any real or personal property, whether as lessor or lessee as well as any ancillary agreement to terminate or amend a lease unless disclosed on Exhibit 5.1.9.;

(f)    dealership, manufacturer’s representative, distributor, franchise, license, or agency agreement;

(g) contract or commitment for capital expenditures including, but not limited to, leasehold improvements;

(h) contract for the sale of any product at a price lower than its general pricing level for such product or service in effect on the date of such contract or any rebate agreement;

(i) partnership or joint venture agreement;

(j) mortgages, pledges, charges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets or indebtedness of the Target Company unless disclosed on Exhibit 5.1.8. or Exhibit 5.1.16.;

(k) agreement or arrangement pursuant to which the conduct of the Target Company, or the use or exploitation of its assets, in any manner, is restricted in any way;

(l) agreement which may be terminated by a party thereto as a result of the transactions contemplated by this Agreement;

(m) license, including without limitation, licenses related to any of the Intellectual Property unless disclosed on Exhibit 5.1.20. or Exhibit 5.1.26.; or

(n) agreement or arrangement between the Target Company and any Seller or any spouse, child or relative of any Seller, or any other Person in which any Seller has an interest unless disclosed on Exhibit 5.1.37.

With respect to each contract and agreement set forth on Exhibit 5.1.13.:

(i) it is legal, valid, binding, enforceable and in full force and effect;

(ii) it will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

(iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the contract or agreement; and

(iv) no party has repudiated any provision of any such contract or agreement.

5.1.14. Accounts Receivable. To the Best of Sellers’ Knowledge, the balances as set forth in the Financial Statements are true, correct and complete lists of the Accounts Receivables of the Target Company and have arisen in the Ordinary Course of Business. In addition, to the Best of Sellers’ Knowledge:

(a) all such Accounts Receivable resulted from the sales of services and Inventory in the Ordinary Course of Business and are expected to be collectible, using normal collection procedures, and within normal terms with adequate reserves for bad debt;

(b) since June 30, 2010, there has been no significant deterioration in the aging or risk profile of the Target Company’s outstanding Accounts Receivable balances;

(c)  the Target Company’s underwriting policy has not changed and has been applied consistently since June 30, 2009;

(d) the Target Company has adequate reserves for potential bad debts as reflected on Exhibit 5.1.14.(d) and there is no pending Claim or right of set-off with any obligor of the accounts receivable relating to the amount or validity of the Accounts Receivable; and

(e) since June 30, 2010, the Target Company is not aware of any customer filing for bankruptcy or anticipating filing for bankruptcy.

5.1.15 Accounts Payable. All accounts payable balances are current and no meaningful discrepancies exist.

5.1.16. Indebtedness; Bank Accounts. Exhibit 5.1.16. sets forth a list, with a description of the most significant terms, of all obligations of the Target Company for borrowed money or obligations of the Target Company which are evidenced by bonds, debentures, notes or similar instruments or letters of credit; all obligations of the Target Company under any conditional sales or title retention agreements relating to property purchased by the Target Company; all obligations of the Target Company issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the Ordinary Course of Business); all obligations of the Target Company which are required to be accounted for as a capital lease pursuant to accounting principles derived from Brazilian corporate law and applicable accounting standards; all off-balance sheet Liabilities; obligations of any third party secured by any lien or encumbrance on any assets of the Target Company and all obligations of the Target Company guaranteeing or having the economic effect of guaranteeing any obligation of any third party. Copies of all documents evidencing such obligations (or written description thereof if such obligations are not in writing) have been delivered to the Buyer. In addition, Exhibit 5.1.16. also sets forth the name, address and account number of each bank or other financial institution at which the Target Company maintains an account, safety deposit box, deposit agreement or loan or borrowing agreements or arrangements, together with the names of all Persons who are authorized to use them and to make withdrawals, loans, borrowing or overdraft agreements.

5.1.17. Insurance.  All of the insurance policies of the Target Company are valid and in force on the date hereof and shall remain valid and in force until the Closing Date and thereafter until the expiration of the term of each insurance policy, and the insurance fees shall be regularly paid. Exhibit 5.1.17. sets forth a list of all insurance policies entered into by the Target Company with a description of the most significant terms. All such insurance policies are in amounts and have coverage as required by any contract to which the Target Company is a party. The Target Company is not in default with respect to its obligations under any such insurance policies, and the Target Company has not received notice of cancellation or termination in respect of any such insurance policy. The Target Company has not received written notice from any insurers denying any Claims.

5.1.18. Absence of Credits. The Sellers do not have any Credits, of any nature, against the Target Company.

5.1.19. Taxes. Except for the Tax lawsuits described on Exhibit 5.1.19. and to the Best of Sellers’ Knowledge the Target Company has no other Tax debts, Contingencies, Claims or proceedings of any nature. Up to the Closing Date, the Target Company has timely paid all the Taxes due, and complied with all Tax obligations in accordance with the applicable Law. Up to the Closing Date, the Target Company has complied with all its principal and accessories obligations regarding Federal tax PIS, COFINS, IRPJ, IPI, FGTS, INSS, CSLL, State Tax ICMS and Municipal tax ISS. The Target Company has correctly established sufficient reserves in the Financial Statements for each of the lawsuits, administrative proceedings, settlement agreements and injunctions, as well as for any delay, shortfall or reduction in the payment of Taxes, all in accordance with Brazilian GAAP. The Target Company has filed all Tax Returns for which the due date falls prior to the Closing Date. Each such Tax Return has been prepared in compliance with all applicable Law, and all such Tax Returns are complete and correct in all respects. The Target Company has provided Buyer with true, complete and correct copies of all such Tax Returns for all Tax periods ending on or after December 31, 2005 as contained in Exhibit 5.1.19.(a). There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Target Company nor on the assets of the Target Company. To the Target Company’s Knowledge, no Claim has ever been made by a Governmental Authority with which the Target Company does not file and has not filed Tax Returns that the Target Company is or may be required to file Tax Returns with or be subject to taxation by that Governmental Authority. No Tax Return of the Target Company has been examined by any applicable state, local or foreign Tax authority, and any deficiencies or assessments, including interest and penalties thereon, claimed or made as a result of any examinations (insofar as they affect the Target Company have been fully and timely paid). Except for the investigation procedures listed in Exhibit 5.1.19(b). there are no Claims or investigations by any Governmental Authority pending or, to the Target Company’s Knowledge, threatened against the Target Company with respect to Taxes. The Target Company has not received any written notification that any such Claims or investigations may be commenced, and to the Target Company’s Knowledge, there is no such Claim or investigation contemplated based upon personal contact of any agent of a Governmental Authority with any employee or representative of the Target Company. The Target Company has provided the Buyer with correct and complete copies of all examination reports, assessments, notices and statements of deficiency with respect to Taxes of the Target Company for all Tax periods ending on or after December 31, 2005.

5.1.19.1. Thermal Printers. The Sellers are fully aware of the possibility of a reclassification of the thermal printers’ import or custom duty by the Brazilian Government, which may cause an increase in the tax rate established by the Brazilian Government for the thermal printers imported by the Target Company between January 1, 2009 and the Closing Date, and therefore all Damages suffered in connection with such reclassification shall be borne by the Sellers pursuant to Section 11.2.(a)(iii). Since February 2011, the Sellers have agreed to change the thermal printer classification and collect and remit the current sixteen percent (16%) import or custom duty rate. Therefore, all Damages suffered in connection with any thermal printer duty, collection, or remittance below sixteen percent (16%), inclusive of penalties and interests, shall be borne by the Sellers pursuant to Section 11.2.(a)(iii).

5.1.19.2 IPI Taxes. The Sellers are fully aware of the possibility that the Brazilian Revenue may seek the collection of allegedly past-due IPI taxes for the years 2005 and 2006, which may result in a Liability in connection with and the payment of the allegedly past-due IPI duties, in addition to interests and penalties. Therefore, all sums, Damages, interests and penalties in connection with such determination by the Brazilian Revenue shall be borne by the Sellers pursuant to Section 11.2.(a)(iv).

5.1.20. Licenses and Permits. The Target Company has all licenses, permits and authorizations required for the Ordinary Course of Business and for the regular course of the activities of its corporate purpose and business and_a list of such licenses, permits and authorizations is attached as Exhibit 5.1.20.

5.1.21. Litigation. Except as described on Exhibit 5.1.21., there are no pending lawsuits or other Claims related to the Shares or the Target Company, or that may directly or indirectly affect the execution and the performance of this Agreement, the compliance by the Parties with the obligations set forth herein or the performance by the Target Company of any activities in the Ordinary Course of Business. No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such lawsuits or Claims.

5.1.22. Labor and Employees.    Except Claims on Exhibit 5.1.22., no present or former employee or present or former independent consultant of a Seller or the Target Company has a pending Claim of which a Seller or Target Company is aware of against any of the Sellers and/or the Target Company. In addition, Exhibit 5.1.22. contains (i) the name, job title, current monthly gross rate of pay and date and amount of last salary increase of each of the current employees of the Target Company, (ii) any general increase since the date of the Base Balance Sheet, in the rate of compensation paid to the Target Company’s salaried and hourly employees, and (iii) all presently outstanding loans and advances (other than routine travel advances) made by the Target Company to any employee and the current status thereof. All employee benefits, in cash or in kind, provided to employees of the Target Company are also listed in Exhibit 5.1.22., including without limitation all pension and retirement benefits beyond mandatory Brazilian statutory or regulatory obligations. The Target Company is in full compliance with all statutory or regulatory requirements with respect to its employees, including but not limited to, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labor charges under applicable labor Laws. All of the salaries, social security contributions and benefits are duly and timely paid to the Target Company’s employees. Exhibit 5.1.22.(a) contains a list of all written and oral consulting, distribution, sales agency, alliance or other service or outsourced contractor agreements. The Target Company is not now, and will not in the future be, subject to a determination under applicable labor Laws to the effect that any individuals performing services to the Target Company are entitled to benefits normally granted to employees under applicable labor Laws.

5.1.23. Employees; Employee Benefit Matters. To the Best of Sellers’ Knowledge, the Target Company is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety, and there is no individual or other proceeding pending, nor investigation pending or threatened against it relating to any of the above; there is no labor strike, individual or collective labor dispute (other than routine individual grievances), or general slowdown or stoppage pending or threatened against it, including with respect to any matter relating to workers’ profit-sharing benefits; and no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened against it in writing, which could reasonably be expected to have a material adverse effect on the Transaction.

5.1.24. Employees’ Injuries. Exhibit 5.1.24. describes (a) all closed, pending or threatened Claims during the last five (5) years of employees of the Target Company related to compensation for any injury, disability or illness arising out of their employment by the Target Company and (b) all accidents which occurred within the past three years in which any employee of the Target Company was injured.

5.1.25. Labor Union Activity. There has not been during the last five (5) years, nor is there currently pending or threatened, any activity by employees of the Target Company or by any trade union relating to the representation of such employees by any trade union, nor has there been any strike, work stoppage or labor trouble involving the employees of the Target Company during said period.

5.1.26. Intellectual Property. (a)      Exhibit 5.1.26. sets forth an accurate and complete list of all trademarks, trade names, material registered and unregistered copyrights and other Intellectual Property that is held by the Target Company. The Target Company owns, on an exclusive basis, free and clear of all Liens, all of the Intellectual Property related to its business.

(b) The Target Company does not pay or receive any royalty from anyone with respect to any of the Intellectual Property nor has it licensed anyone to use any of the Intellectual Property. (c) The items of Intellectual Property listed on Exhibit 5.1.26. are valid, have not lapsed and are enforceable and all pending applications are in good standing and not opposed. To the Best of Sellers’ Knowledge, the Target Company is not in default or in violation with respect to any of the Intellectual Property or the terms or conditions by which such Intellectual Property was acquired or obtained. (d) There is no suit, action, complaint, or other legal proceeding pending or threatened or otherwise noticed, Claiming that the Intellectual Property or any Intellectual Property of products sold infringes on or otherwise violates any Intellectual Property rights and, no valid basis for any such suit, action, complaint, or other legal proceeding exists which would result in a successful Claim. Target Company has not agreed to indemnify any Person against any charge of infringement or other violation with respect to such Intellectual Property or Intellectual Property of products sold. With respect to such Intellectual Property, the Target Company has not (i) infringed, misappropriated, otherwise violated, or (ii) contributed to the infringement, misappropriation or other violation by others, or (iii) induced infringement, misappropriation or other violation by others of the Intellectual Property rights of a third Person.

5.1.27. Software. All the software used by the by the Target Company is regular and valid, and the Target Company holds all the licenses required and sufficient for the conduct of its business. The Transaction shall have no impact on software licenses used by the Target Company.

5.1.28. Environmental. To the Best of Sellers’ Knowledge, all assets and property currently or previously owned by the Target Company, leased, operated, or used by the Target Company, and products sold in connection with the Target Company’s business (“Environmental Property”), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property and of the Target Company is, and at all times has been, in compliance with all environmental and occupational health and safety Laws, statutes and regulations. There is no environmental contamination caused by the Target Company or emanating from any property used to do business by the Target Company including, but not limited to, soil or groundwater contamination, air emission or water contamination, air emission or water discharge above applicable standards. The Target Company has not engaged in any inappropriate management, storage, transportation or final disposal of waste or by-products, hazardous and non-hazardous as set forth in Exhibit 5.1.28. There are no (a) proceedings or governmental investigations concerning or against the Target Company arising from or relating to environmental matters pending before any court, tribunal or governmental instrumentality, (b) citations, summons, directives, orders or notices of a threatened or actual violation of any Law concerning or against the Target Company relating to environmental matters, or (c) Liens arising from or related to environmental matters, or any governmental actions resulting in the imposition of any such Lien on any of the Real Property. To the Best of Sellers’ Knowledge, no conditions or circumstances exist and no acts or omissions have occurred on the Real Property or affecting any of the Real Property which could be reasonably expected to result in any investigation, claim, lawsuit, arbitration or regulatory suit or action alleging harm, injury or non-compliance with any environmental Law or regulation, or requiring remedial measures or clean-up by the Target Company of any environmental conditions.

5.1.28.1. Except as set forth on Exhibit 5.28.1. and to the Best of Sellers’ Knowledge there are and have been no (i) Hazardous Materials present, stored, disposed of, generated,

manufactured, refined, transported, produced, or treated at, upon, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in or beneath the Environmental Property, or (iii) underground storage tanks on or beneath the Environmental Property.

5.1.28.2. The Target Company has delivered to the Buyer, prior to the execution of this Agreement, complete copies of any and all of the following in the possession of the Target Company, or their respective agents, consultants or attorneys: (i) documents received by the Target Company from, or submitted by any of the Sellers, or the Target Company to the Brazilian Environmental Protection Agency and/or any federal, state or municipal environmental or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Target Company on the health and safety of any Person, the environmental condition of the Environmental Property, or any adjoining, adjacent or neighboring property and (ii) reviews, audits, reports, or other analyses concerning the Environmental Property, or any adjoining, adjacent or neighboring property. All such documents, filings, reviews, audits, and reports regarding Environmental Property are listed on Exhibit 5.1.28.2. attached hereto.

5.1.28.3. There never has been pending or, to the Best of Sellers’ Knowledge, threatened against the Target Company, any civil, criminal or administrative action, suit, summons, citation, complaint, Claim, notice, demand, request, judgment, order, Lien, proceeding, hearing, study, inquiry or investigation based on or related to any environmental permits or an environmental Law.

5.1.28.4. No facts, circumstances, activities, incidents or conditions exist with respect to the Environmental Property or any property at which the Target Company arranged for the disposal, recycling or treatment of Hazardous Materials, that could reasonably be expected to: (i) result in the Target Company incurring any losses, liabilities or expenses under any environmental Law or environmental Permit: (ii) interfere with, prevent, or increase the costs of compliance or continued compliance with any environmental permits or any renewal or transfer thereof or any environmental Law; and (iii) make more stringent any restriction, limitation, requirement or condition under any environmental Law or any environmental permit in connection with the operations on the environmental property.

5.1.28.5. Set forth on Exhibit 5.28.5., is a list of all sites where the Target Company’s Hazardous Materials may have been sent in the past, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site.

5.1.28.6. To the Best of Sellers’ Knowledge, there is not nor has there been exposure or resulting consequences to any Persons, including, without limitation, employees of the Target Company, to any Hazardous Materials stored, treated, generated or handled at the Environmental Property or in a product manufactured, sold, distributed or disposed of by the Target Company.

5.1.29. Brokerage and Finder’s Fees.   None of the Sellers, or the Target Company, or any member, shareholder, officer or employee thereof, has incurred or will incur on behalf of the Target Company or any of their respective members or shareholders, any brokerage, finder’s or similar fee in connection with the transactions contemplated hereby. In the event any such fees are incurred, they will be exclusively borne by the Sellers.

5.1.30. No Material Adverse Change. Except for the events mentioned on Exhibit 5.1.30., the Sellers have conducted the Target Company’s business only in the Ordinary Course of Business and there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Target Company or the Sellers, and no event has occurred or circumstance exists that may result in a Relevant Adverse Effect.

5.1.31. Activities.  The Target Company does not perform any activity other than those described in its corporate purpose.

5.1.32. Related Party Loans.  All related party loans to which the Target Company is a party shall be settled prior to the Signing Date, and none of those obligations of the Target Company will survive the Closing Date or will otherwise be acquired by the Buyer, directly or indirectly;

5.1.33. Target Company Sales.  All of the Target Company’s sales are to resellers or, in cases where the end-user is invoiced directly by the Target Company, a reseller is paid a commission (i.e. no end-user sales);

5.1.34. Customer and Suppliers.  Except as described in Exhibit 5.1.34., since June 30, 2009, there has not been any adverse change in the business relationship of the Target Company with any material customer or supplier, and the Target Company has no reason to believe that there will be any such adverse change in the future as a result of the consummation of the Transaction or otherwise. Exhibit 5.1.34.(a) contains a complete and accurate list of the twenty (20) suppliers and twenty (20) customers of the Target Company that accounted for the greatest amount of its purchases and sales (measured in Reais), respectively, during the calendar years ended December 31, 2009 and December 31, 2010. The Sellers are not aware of any change or any contemplated change and have no reason to believe there will be any change in its contractual relationship with Bematech S.A..

5.1.35.  Certain Business Practices.

(a) The Target Company and its managers, partners, directors, officers, agents and employees have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(b) The Target Company and its managers, partners, directors, officers, agents and employees or any entity controlled by any of the foregoing have not made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Target Company.

(c) The Target Company currently maintains, and has maintained for the 6 months prior to the date hereof, a backup system for Target Company’s data, which backup system is as described in Exhibit 5.1.35.(c)(1) attached hereto.

Without limiting the generality of the foregoing, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Target Company in the conduct of its business have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Target Company.

The Target Company is covered by business insurance as per the insurance policies described in Exhibit 5.1.35.(c)(2).

5.1.36.  Internal Controls. (a) The Target Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Brazilian GAAP, to maintain asset accountability and to provide reasonable assurance regarding the reliability of financial reporting, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Target Company’s ability to record, process, summarize and report financial information and a new ERP system has been implemented since January 2010. (b) Since March 15, 2009 neither the Target Company, nor any manager, partner director, officer, employee, auditor, accountant, attorney or representative of the Target Company has received or otherwise has or obtained knowledge of (i) any written complaint, allegation, assertion or Claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Target Company or its Affiliates or their respective internal accounting controls, including any complaint, allegation, assertion or Claim that the Target Company or any of its Affiliates has engaged in questionable accounting or auditing practices or (ii) any fraud, whether or not material, that involves management or other employees of the Target Company or any of its Affiliates who have a significant role in such internal controls.

5.1.37. Conflicts of Interest. Except as disclosed in Exhibit 5.1.37., no officer, director, Seller or employee of the Target Company nor, to the Target Company’s Knowledge, any Affiliate of any such Person, now has or since the Target Company’s inception had, either directly or indirectly:

a.

an equity or debt interest in any corporation, partnership, joint venture, association, organization or other Person or entity which furnishes or sells or during such period furnished or sold, services or products to the Target Company, or purchases or during such period purchased from the Target Company any goods or services, or otherwise does, or during such period did, business with the Target Company; or

b.

beneficial interest in any contract, commitment or agreement to which the Target Company is or was a party, or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between the Target Company and such Persons in their capacities as employees, officers or directors of the Target Company.

The Sellers agree and warrant that the agreements or transactions disclosed in Exhibit 5.1.37., if continued after the Closing Date, shall be pre-approved by ScanSource Latin America’s

President to ensure that such agreements or transactions are at arm’s length.

For purposes of this Agreement, “Target Company’s Knowledge” means the actual knowledge, after Due Inquiry, of each of the Sellers. For purposes of the foregoing, “Due Inquiry” means with respect to each such Person (a) review of files and other information in his or her possession, custody or control or of which such Person is actually or should be aware of and (b) inquiry of employees of the Target Company who have responsibilities pertinent in any respect to such inquiry and access to information in the possession, custody or control of the Target Company and responsive thereto.

5.1.38. Solvency.    The Target Company is not now insolvent, and will not be rendered Insolvent by any of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) the Target Company will be able to pay its Debts as they become due; and (b) taking into account all pending and threatened litigation, final judgments against the Target Company in actions for money damages are not reasonably anticipated to be rendered at a time, when, or in amounts such that, the Target Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Target Company. The cash available to the Target Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Debts and judgments promptly in accordance with their terms. As used in this Section: (i) “Insolvent” means that the sum of the present fair saleable value of the Target Company’s assets does not and will not exceed its Debts and other probable liabilities; and (ii) “Debts” includes any legal Liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

5.1.39. Product Warranty. Each product sold, leased, or delivered by the Target Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty Claims set forth on the face of the most recent balance sheet provided by Target Company to Buyer (rather than in any notes thereto) as adjusted for the passage of time until the Closing Date in accordance with the past custom and practice of the Company. Exhibit 5.1.39. includes copies of the standard terms and conditions of sale or lease for the Target Company (containing applicable guaranty, warranty, and indemnity provisions). No product sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Exhibit 5.1.39.

5.1.40. Product Liability.  Target Company has no Liability (and to the Target Company’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by the Target Company.

5.1.41. Customer Warranty Claims.    There are no defects in the design or manufacture of products contained in the Inventories of the Target Company or sold by the Company which would result in other than normal warranty claims, require the recall of such products or provide customers with a basis to reject such products or revoke acceptance of such products. The

Sellers shall remain liable for all products returned, customer warranty claims and breach of contract or related claims for products sold by the Target Company prior to the Closing Date.

6.  REPRESENTATIONS AND WARRANTIES OF BUYER

6.1. The Buyer hereby represents and warrants that it is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has the power to enter into this Agreement and to carry out its obligations hereunder.

6.2. Restrictions. The Buyer represents and warrants that the execution of this Agreement will not result in:

6.2.1. the violation of any Law; the contravention of any provision of any statute, decree, rule or regulation binding upon the Buyer; or the contravention of any judgment, decree, order or permit applicable to the Buyer;

6.2.2. a conflict or breach of any obligation, title, agreement, commitment, promise, and/or any other obligation to which the Buyer may be subject, or which it may have assumed; or

6.2.3. a breach, conflict or default of any provision of the Buyer and/or its shareholders’ articles of association or other governing documents.

6.3. Buyer and any of its Affiliates, subsidiaries and parent companies agree not to compete with Target Company as a wholesale distributor of POS/AIDC, communications and physical security products and related products, related software and related services as currently sold by Buyer and its Affiliates directly or by means of any channel within Brazil without the written consent of Alexandre Conde, Adolar Nardes and Marcelo Hirsch, which shall not be unreasonably withheld.

6.4. Corporate Authorization.      The execution, delivery and performance by Buyer of this Agreement on the date hereof are within the corporate powers of Buyer and have been duly authorized by all necessary corporate actions by Buyer.

6.5.    Governmental Authorization.      In connection with the execution of this Agreement and any and all other agreements and documents in relation thereto, except for the provisions set forth in Section 7.4. below, Buyer has obtained all necessary authorizations, consents and approvals by any governmental, judicial or public body or authority at Buyer’s jurisdiction, which authorizations, consents and approvals shall be in full force and effect by the Closing Date.

6.6.  No Claims.  Except as disclosed in Exhibit 6.6., there is no Claim, action, suit or proceeding or, to the best of the Buyer’s knowledge, any governmental investigation pending or threatened against the Buyer by or before any court or governmental entity that could or would reasonably be expected to impede the ability of the Buyer to complete the closing in any respect.

6.7. Data Room. The Buyer has been granted full access to the documents and information contained in the Data Room, a copy of which on a CD-Rom shall be provided by Sellers prior to the Signing of this Agreement.

6.8.  Purchase for Investment.  Buyer is acquiring the Shares to continue developing the Target Company’s business, is not seeking to resell the Shares of the Target Company’s business to an unrelated third party, and has no present intention of selling, granting any equity in, or otherwise distributing the Target Company’s business to an unrelated third party. The Buyer does not have any contract, agreement or arrangement with any third party to sell or transfer the Shares or the Target Company’s business to any such third party, with respect to the Target Company’s business or any part thereof.

7.  ADDITIONAL COMMITMENTS

7.1. Regular Course of Business. From the date hereof until the Closing Date, the Sellers, as the Agreeing Parties’ quotaholders and the Target Company’s shareholders, commit to conduct the Target Company’s business in its ordinary course, and shall not involve the Target Company in any transaction that may result in obligations that may affect the Shares of the Target Company, its Ordinary Course of Business or represent a significant increase on its expenses and debts, and also agree:

(i) To conduct the Target Company’s business in its Ordinary Course of Business and in accordance with all the applicable Laws, statutes, ordinances, rules, and orders; and with the same diligence that the business was being conducted before commencement of negotiations with the Buyer;

(ii) To preserve the assets, the reasonable levels of cash flow, the goodwill, and the organization of the Agreeing Parties and the Target Company (and also not to sell or encumber any of its relevant assets);

(iii) Immediately inform the Buyer of any Relevant Adverse Effect on the Target Company (financial or any other) in the operational results, business, assets, or any event that could reasonably result in any Relevant Adverse Effect;

(iv) Not to implement any action that is out of the Ordinary Course of Business that may reduce the cash position of the Agreeing Parties and of the Target Company;

(v)       Not to grant any call option or establish any plan to buy Shares;

(vi)      Not to amend the corporate documents of the Agreeing Parties and the Target Company, except for amendments related to the present Transaction and the ongoing restructuring of the Agreeing Parties;

(vii)     Not to raise the remuneration paid or the labor and pension benefits offered by the Target Company to any of its managers or employees or any bonus or agreement paid to such managers or employees, except as required by Law or pursuant to, contracts in force on the Signing Date and that are known to the Buyer;

(viii) Not to accrue or pay to any quotaholder dividends or interest on net equity (“INE”);

(ix)     Not to cancel or amend any debt of the Agreeing Parties and the Target Company or waive any relevant right of any Claim except in the Ordinary Course of Business; and

(x)      Not to implement any action on behalf of the Agreeing Parties and the Target Company to enter into, amend, or rescind any agreement, except in the Ordinary Course of Business.

7.2. Public Announcements. The Parties shall not issue or make any press release or other public statements or otherwise announce the transactions described herein to employees, customers or suppliers unless such release, statement or announcement has been expressly approved by the Buyer. The Buyer reserves the right to make such disclosures as necessary for compliance with United States Laws and securities rules and regulations.

7.3. Post-Closing Obligations. (a) The Target Company shall be responsible for any and all post-closing matters required by virtue of the execution of this Agreement and/or the assignment of the Shares, including, but not limited to, the communication to all public authorities, clients and suppliers, if necessary, and the update of all of the Target Company’s public registrations. The Buyer and the Sellers agree that their cooperation will be necessary with respect to post-closing matters. Exhibit 7.3.(a) contains a list of post-closing measures that the Target Company will perform with the full cooperation of the Sellers and the Buyer to the extent needed for the completion of the implementation of all of the obligations set forth in this Agreement.

(b) Within thirty (30) days after the Closing Date, the Sellers shall prepare and deliver to the Buyer the preliminary Brazilian GAAP balance sheet as of the Closing Date. Such preliminary Brazilian GAAP balance sheet shall be prepared consistent with the Financial Statements except as adjusted to include the negotiated adjustments according to Exhibit 7.3.(b) (“Preliminary Closing Balance Sheet”).

Using the Preliminary Closing Balance Sheet provided by the Sellers as a starting point, the Buyer shall provide the Sellers with US GAAP adjustments which are consistent with the June 30, 2011 audited financial statements. The Target Company shall book the aforementioned adjustments and any other US GAAP adjustments to arrive at the US GAAP balance sheet as of the Closing Date (“Final Closing Balance Sheet”). The Final Closing Balance Sheet shall be delivered within seven (7) days of receiving the Buyer-supplied aforementioned adjustments.

(c) Within five (5) days after the Closing Date, the Sellers shall instruct its banks and lenders to authorize the Buyer’s designee or John M. Pires to have access to and control of all cash and liquidity management, including. but not limited to, disbursement authorization on all bank accounts, access to all bank information, and borrowing and repayment authority on all loans.

(d) Subsequent to the Closing Date there shall be no further CDC USA, LLC business activities except for the existing contractual obligations with the Brazilian Air Force in the United States as of the Closing Date and, notwithstanding the foregoing, CDC USA, LLC shall be dissolved within four months following the Closing Date.

(e) The Target Company shall comply with all US GAAP accounting accruals including, but not limited to, Brazilian Tax and customs regulations.

7.4.  Brazilian Competition Authorities.  Within fifteen (15) days of the date hereof, the Sellers, the Agreeing Parties, the Target Company and the Buyer, shall use commercially reasonable efforts to make all filings with, and to seek all approvals required by, the Brazilian Competition Authorities. The Sellers, the Agreeing Parties, the Target Company and the Buyer jointly undertake the total and exclusive responsibility to comply with any obligation under this Agreement and all others agreements and contractual arrangements entered into between the Parties as a result of the Transaction before the Administrative Council for Economic Defense – CADE. Any cost or fee related to such filings will be borne in equal parts by both the Sellers and the Buyer.

7.4.1. Notwithstanding the provision set forth in Section 7.4. above, the Sellers shall be solely responsible for submitting the filing within the fifteen-day timeframe to the Brazilian Competition Authorities, pursuant to applicable anti-trust Laws. The Buyer may appoint attorneys with powers of access to such filing documents.

7.4.2. In the event that the Brazilian Competition Authorities impose any restriction on the Transaction contemplated herein; the Sellers and the Buyer shall jointly take the necessary measures to resolve any such restriction imposed by the Brazilian Competition Authorities so that it shall not affect the Transaction contemplated herein. The costs related to such corrective measures shall be borne in equal parts by both the Sellers and the Buyer. Any cost or fee related to such corrective measures will be borne in equal parts by both the Sellers and the Buyer and may be set-off against from any future Earn-Out payments which may be payable, as provided for in Section 2.1.(b).

7.4.3. In the event that the Brazilian Competition Authorities do not approve the Transaction and determine that the Transaction is invalid, the Parties shall take all the measures necessary to return to the status quo ante, including canceling the transfers of Shares registered on the Share Transfer Register and Share Registration Book and returning to the Buyer the amounts received as the Purchase Price, according to the Monetary Correction Index, within ninety (90) days from the publication of such decision or within any other term established by such decision. In the event that the Brazilian Competition Authorities materially alter, change or force a divestiture from the terms of this Agreement or the transactions contemplated thereby, both the Buyer and the Seller shall have the option to require a return to the status quo ante, including the cancellation of the transfers of the Shares registered on the Share Transfer Register and Share Registration Book and the return to the Buyer of the amounts received as the Purchase Price, according to the Monetary Correction Index, within ninety (90) days of the publication of such decision or within any other term established by such decision.

7.5 Conversion to June 30 Financial Year End. Following the Closing Date, the Parties agree that the Target Company shall convert to a June 30 financial year end.

7.6 Payment of Taxes Resulting from Sale of the Shares. The Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Shares pursuant to this Agreement. The Sellers shall file all necessary Tax Returns and other documentation with respect to all such Taxes.

8.      NON-COMPETITION AND NON-SOLICITATION

8.1 For the purpose of this Section 8, the terms listed below shall have the following meaning:

8.1.1.  “Closing Date” means the date the Buyer wire transfers funds to the Sellers as demonstrated by the Buyer’s wire transfer evidence.

8.1.2. “Non-Competition Period” means a period of five (5) years following the Closing Date. However, for ALEXANDRE, MARCELO, GUSTAVO, ADOLAR, and CAIO, the five-year Non-Competition Period will begin on the date such Sellers no longer render their services to the Target Company.

8.1.3. “Relevant Person” means any Person who at any time during the period of six months immediately preceding Closing Date or, in the case of those Sellers working for the Target

Company subsequent to the Closing Date, means any Person who at any time during the period of six months immediately preceding that Seller’s separation from the Target Company, was: (1) negotiating with the Sellers or the Target Company for the supply by or to the Sellers or the Target Company of goods and services; or (2) a vendor or customer of the Target Company; or (3) in the habit of dealing with the Sellers or the Target Company.

8.1.4. “Relevant Products or Services” means products or services which are competitive with or of the type supplied by the Sellers or the Target Company at any time during the period of six months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, means products or services which are competitive with or of the type supplied by the Sellers or the Target Company at any time during the period of six months immediately preceding that Seller’s separation from the Target Company.

8.2. The Sellers undertake to the Buyer that each of them will not (whether alone or in conjunction with, or on behalf of, another Person and whether directly or indirectly), without the prior written consent of the Buyer or unless required to do so by his or her service contract with the Buyer within the Territory of Brazil during the Non-Competition Period, compete in any business in which the Sellers’ business or the Target Company’s business is being conducted (or which the Sellers or the Target Company were planning to enter at the date hereof, provided that it had already invested in preparing this move). Especially and without limiting the generality of the foregoing, the Sellers shall not:

8.2.1. within the Territory of Brazil during the Non-Competition Period, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Person for the sale, supply or purchase of Relevant Products or Services;

8.2.2. except for the normal operations of the Target Company subsequent to the Closing Date, within the Territory of Brazil during the Non-Competition Period, deal or contract with any Relevant Person in relation to the sale, supply or purchase of Relevant Products or Services;

8.2.3. within the Territory of Brazil during the Non-Competition Period, interfere, or seek to interfere, with the continuance of supplies to the Buyer or the Target Company from any vendor or other supplier who has been supplying goods or services to the Sellers or the Target Company at any time during the six (6) months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, means any vendor or other supplier who has been supplying goods or services to Sellers or the Target Company at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company, if such interference causes or would cause that vendor or supplier to cease supplying, or materially reduce its supply of, those goods or services;

8.2.4. within the Territory of Brazil during the Non-Competition Period, solicit or entice away, or endeavor to solicit or entice away, from the Buyer, or the Target Company, to the extent legally possible employ, any Person employed by, or who is or was a consultant to, the Buyer or the Target Company at the Closing Date or at any time during the period of six (6) months immediately preceding the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, any Person employed by or who is or was a consultant to the Buyer or the Target Company at any time during the period of six (6) months immediately preceding that Seller’s separation from the Target Company, where the Person in question either has Confidential Information or would be in a position to exploit the Buyer’s or Target Company’s trade connections;

8.2.5. within the Territory of Brazil during the Non-Competition Period, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognized stock exchange and which represent not more than three percent (3%) of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services;

8.2.6. without prejudice to any rights to which the buyer or the Target Company may be entitled under any applicable trademark infringement Laws or other Laws (or similar rights in any territory), within the Territory of Brazil for a period of five (5) years immediately following the Closing Date or, in the case of those Sellers working for the Target Company subsequent to the Closing Date, five (5) years from that Seller’s separation from the Target Company, use in connection with any business which is competitive with the Target Company’s business any name (in whatever form) which includes the name “CDC” or any trading style which is confusingly similar to that used by the Target Company;

8.2.7. without limiting the generality of the foregoing, the Sellers agree that during the Non-Competition-Period or while an officer of the Target Company, they will not, directly or indirectly, serve as a director, officer or employee of, or consultant to, or own interest in any entity that designs, creates, manufactures, markets, distributes, sells or provides any Relevant Products and Services;

8.2.8. One half of one percent (.5%) of the consideration paid to each Seller pursuant to the terms of this Agreement shall be allocated, for purposes of accounting only, as payment to each Seller for each Seller’s adherence to the terms, conditions, obligations and undertakings provided in this Section 8. Such allocation is subject to change based upon the final results of the appraised value of the Target Company. The Sellers shall not be entitled to any additional compensation payments as a result of their adherence to the terms, conditions, obligations and undertakings provided in this Section 8 beyond each Seller’s percentage share of the Purchase price paid by the Buyer pursuant to Section 2.1. of this Agreement. Each Seller acknowledges that the allocation described in this Section 8.2.8. is made for accounting purposes only and is not meant to act as a limit or cap on Damages which may be owed by the Sellers to the Buyer for any Seller’s breach of his, her, or its obligations under this Section 8. Notwithstanding the non-compete compensation allocation contained herein, Section 8.3. shall apply to any breach of the obligations contained in this Section 8.;

8.2.9. Should any individual provisions of this Section 8 be ruled invalid by a court of competent jurisdiction, either in part or in full, such invalidity will not affect the validity of the other provisions of this Section and of this Agreement. The invalid provision shall be replaced by a provision which comes closest in purpose to the invalid provision in a legally effective form. The same shall apply if the invalidity of a provision is based upon a measurement of performance or time in which case the invalid provision will be deemed to apply to the fullest extent permitted by Law.

8.3. Damages for Breach of Section 8. The Sellers shall be jointly and severally obliged to pay to Buyer a contractual penalty for each case of breach of the obligations set forth in Section 8. The amount of the penalty shall be twenty thousand Reais (R$20,000) for each breach. Upon receipt of a written reminder every two weeks period of continued breach shall be considered another case of breach. Further claims of Buyer, in particular claims for damages, shall not be affected. Buyer shall not be deemed to have waived the requirement of the Sellers, and the Sellers shall not be deemed to be relieved from their obligations, to comply with the obligations of Section 8 by Buyer accepting payment of such penalty or seeking any other remedy available to which Buyer may be entitled under this agreement or applicable law.

9.      CONFIDENTIALITY

9.1. Any and all information delivered by one Party to another, orally or written (“Confidential Information”) shall be considered as confidential, and shall not be disclosed to third parties, except upon prior and written authorization of the Party disclosing such information. The Confidential Information received cannot be used for any other purpose other than those related to this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that following the Closing Date, the Buyer and the Target Company shall be free to use and disclose any Confidential Information relating to the Target Company and its business without the consent of the Sellers even if such confidential information was disclosed to the Buyer by the Sellers. The above mentioned provisions do not apply in case of:

9.1.1. Information that, at the moment of disclosure, is in the public domain;

9.1.2. Information disclosed to the Parties by third parties without similar confidentiality obligations;

9.1.3. Information disclosed with express authorization of the other Party;

9.1.4. Information requested by public authorities or by judicial order, in which case the Party that receives such a request or order shall inform the other Party within seven (7) Business Days in advance of responding to such request or order except when such request or order establishes shorter deadlines for response including the attached Curitiba Civil District Court Order contained in Exhibit 3.1.(o); and

9.1.5. Information required for disclosure pursuant to United States Laws and securities rules and regulations.

9.2. The provisions of this Section shall remain in force for a period of five (5) years.

10. TERMINATION

10.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date only as follows:

(i) by mutual consent of the Parties;

(ii) by the Buyer, if any closing condition in Section 3.1. and in Section 4.2. has not been satisfied (or waived by the Buyer pursuant to Section 3.2.) or if any conditions precedent in Section 12 have not been satisfied within forty-five (45) days of the Signing Date, provided that no Party may terminate this Agreement pursuant to this Section 10.1. if such Party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the applicable closing condition to be satisfied on or before said date;

(iii) by the Buyer if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of the Sellers set forth in this Agreement, or (B) there shall have been a breach by any of the Sellers of any of their covenants or agreements hereunder, or (C) there shall have been a failure by any of the Sellers to perform any condition or obligation hereunder, and such Seller has not cured such breach within twenty (20) Business Days after notice by the Buyer thereof, provided that, with respect to clauses (A), (B), and (C) above, the Buyer has not materially breached any of its obligations hereunder and failed to timely cure such breach;

(iv) by the Sellers if (A) there shall have been a breach in any material respect (individually or in the aggregate) of any representation or warranty on the part of Buyer set forth in this Agreement, or (B) there shall have been a breach by the Buyer of any of its covenants or agreements hereunder, or (C) there shall have been a failure by the Buyer to perform any condition or obligation hereunder, and the Buyer has not cured such breach within twenty (20) Business Days after notice by any of the Sellers thereof, provided that, with respect to clauses (A), (B) and (C) above, the Sellers have not materially breached any of their obligations hereunder and failed to timely cure such breach;

(v) by the Buyer or the Sellers if any Governmental Authority has taken any action, investigation or proceeding that could have a Relevant Adverse Effect; or

(vi) by the Buyer if the Target Company suffers a Relevant Adverse Effect prior to the Closing Date.

The Party desiring to terminate this Agreement pursuant to the preceding Sections 10.1.(i) through 10.1.(vi) shall give written notice of such termination to the other party in accordance with Section 13.3. below.

10.2. Termination Fee by Reason of Breach.    In the event this Agreement is terminated pursuant to Section 10.1.(ii), (iii) or (iv), the non-breaching Party shall be entitled to a payment by the breaching Party of Three Million Brazilian Reais (R$3,000,000.00) within fifteen (15) days of the effective date of such termination, and such payment will not be considered consequential damages hereunder.

10.3. Procedure Upon Termination.  In the event of termination pursuant to this Article 10., the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, provided that the rights and obligations contained in Sections 9 (Confidentiality), 10 (Termination), 11 (Indemnification), 13.2 (Expenses), 13.8 (Governing Law) and 13.9 (Dispute Resolution) hereof shall survive termination and remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall use its reasonable best efforts to return all Confidential Information, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any Party from any liability for any breach of any representation, warranty or covenant contained herein prior to termination.

11. INDEMNIFICATION

11.1. Survival of Representations, Warranties and Agreements.  Subject to the limitations set forth in Section 11.3., and notwithstanding any investigation conducted at any time by or on behalf of the Buyer or the Target Company, all representations, warranties, covenants and agreements of the Buyer, the Sellers and the Target Company in this Agreement and in any other agreements, documents or certificates executed or delivered by the Buyer, any of the Sellers or the Target Company pursuant to this Agreement or the Transaction Documents survive the execution, delivery and performance of this Agreement and any additional documents.

11.2. Indemnification.

a) Subject to the limitations and other provisions set forth in this Section 11., the Sellers shall, jointly and severally, indemnify and hold harmless the Buyer and its Affiliates and Subsidiaries, and their respective officers, directors, successors, representatives and assigns, (the “Buyer Indemnified Party”), from and against any and all losses, Liabilities, damages, demands, lost profits, Claims, suits, actions, judgments or causes of action, assessments, costs and expenses (including reasonable interest, penalties, reasonable attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any Claim), any and all Tax costs associated with escrow disbursements in accordance with Section 2.2.(b), and any and all amounts paid in settlement of any Claim or litigation (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred or suffered by a Buyer Indemnified Party as a result of or arising from any of the following (individually an “Indemnifiable Claim” and collectively “Indemnifiable Claims” when used in the context of a Buyer Indemnified Party as the Indemnified Party):

(i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by the Sellers in this Agreement or the Transaction Documents; or

(ii) any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or obligation to be performed by any of the Sellers pursuant to this Agreement or the Transaction Documents;

(iii) the importing of thermal printers by the Target Company at any time prior to the Closing Date (including, without limitation, any additional taxes, fines or other expenses related to the pending dispute between the Target Company and the Brazilian Federal Revenue (SRF) concerning thermal printers imported by the Target Company) and any time post-closing to the extent the Target Company fails to change the thermal printer classification and collect and remit the current sixteen percent (16%) import or custom duty rate, all Damages suffered in connection with any thermal printer duty, collection, or remittance below sixteen percent (16%), inclusive of penalties and interests, shall be borne by the Sellers pursuant to this Section;

(iv) any Taxes payable by the Sellers and the Agreeing Parties for any period, and any Taxes payable by the Target Company relating to any period prior to the Closing Date, including without limitation any IPI tax collection amounts and interest or penalties;

(v) any violation of labor Laws by the Target Company prior to the Closing Date; without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, penalties, interests, assessments, or awards arising from any Claim of or relating to the injured employee, Renaildo Veiga;

(vi) the operation of the Target Company prior to the Closing Date; without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, taxes, penalties, interests, assessments, or awards arising from any Claim of or relating to the failure to create or formally establish a branch or administrative branch or representative office in any location where the Target Company has both employees and real property interests;

(vii) any violation of Tax Laws and regulations by the Target Company prior to the Closing

Date, including without limitation Termo de Início de procedimento fiscal (Tax Procedure) Secretaria da Fazenda do Estado de Pernambuco (State Treasure of Pernambuco) – Intimação Fiscal – 2010.00004501875-50 – request for documents regarding year 2010. On March 31, 2011 the fiscal oversight ended and an assessment notice for R$ 119,609.17, number of infraction 2011.00000833535-61 was received;

(viii) without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, penalties, interests, assessments, or awards arising from any Claim of or relating to any extended warranty program liability of the Target Company;

(ix) without limiting the generality of the foregoing, the Sellers specifically indemnify the Buyer for all Damages, inclusive of costs, fees, penalties, interests, assessments, or awards arising from any Claim of or relating to the Belai family (José Carlos Belai, Helena Belai, José Américo Belai, Suzi Belai), or the Belaimicro Computadores Ltda., or P. de T. C. Alves Ltda., relationships with the Target Company, including, without limitation, any Claim related to these independent contractor commissioned sales people.

(x) the Sellers shall indemnify the Buyer for any financial loss incurred through the Closing Date, resulting from the Bematech receivables, payables, and Claims (including, but not limited to, discounted collateral as security as reflected in the Financial Statements) reflected on the accounts of the Target Company but not settled by Bematech.

b) Subject to the limitations and other provisions set forth in this Section 11., the Buyer hereby covenants and agrees to indemnify and hold harmless the Sellers and their respective Affiliates, and Subsidiaries or related parties, and their respective officers, directors, successors, representatives and assigns, subject to the limitations on assignment of this Agreement set forth in Section 13.1. (each, a “Seller Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party as a result of or arising from any of the following (individually an “Indemnifiable Claim” and collectively “Indemnifiable Claims” when used in the context of a Seller Indemnified Party as the Indemnified Party):

(i) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by the Buyer in this Agreement or the Transaction Documents; or

(ii) any breach or non-performance of, or any alleged breach or non-performance of, any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement or the Transaction Documents.

c) The Buyer and the Sellers shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 11.2.(a)(i) and (ii) and Section 11.2.(b) if the same shall be suffered by any Subsidiary or Affiliate of the Buyer or the Sellers, including the Target Company after the Closing Date.

11.3 Limitations on Indemnification.  The Parties’ respective rights to indemnification under this Section 11., are subject to the following limitations:

a) No Buyer Indemnified Party, on the one hand, or Seller Indemnified Party, on the other hand, shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims of the Buyer Indemnified Party or Seller Indemnified Parties, as the case may be, exceeds forty thousand Reais (R$40,000.00) (the “Threshold”), in which event such Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall be entitled to indemnification hereunder for all Damages with respect to all of its Indemnifiable Claims in excess of the Threshold. Furthermore, the maximum aggregate Liability of the Sellers with respect to all Indemnifiable Claims, and the maximum aggregate Liability of the Buyer with respect to all Indemnifiable Claims, shall each be equal to the Purchase Price (the “Cap”); provided, however, that any Indemnifiable Claim arising pursuant to Sections 11.2.(a)(ii) (Breach or Non-Performance of Agreement by the Sellers), 11.2.(a)(iii) (Importation of Thermal Printers), 11.2.(a)(iv) (IPI), 11.2.(a)(v) (Violation of Labor Laws), 11.2.(b)(ii) (Breach or Non-Performance of Obligations under Agreement by the Buyer), 11.2.(a)(vii) (General Taxes), or relating to a breach of a Designated Representation shall not apply toward or be subject to the Threshold or the Cap.

b) The indemnification obligations of the parties with respect to any Indemnifiable Claims pursuant to Section 11.2.(a)(i) (Inaccuracy or Breach of Representations and Warranties by the Sellers), Section 11.2.(a)(ii) (Breach or Non-Performance of Agreement by the Sellers), Section 11.2.(a)(vi) (Target Company’s Operations) or Section 11.2.(b)(i) (Inaccuracy or Breach of Representations and Warranties by the Buyer), Section 11.2.(b)(ii) (Breach or Non-Performance of Obligations under Agreement by the Buyer), and Section 11.2.(a)(viii) (Extended Warranty Programs Liability) as applicable, shall terminate on the date that is five years after the Closing Date, except for Indemnifiable Claims pursuant to Section 11.2.(a)(iii) (Thermal Printers), Section 11.2.(a)(iv) (IPI), Section 11.2.(a)(v) (Labor), Section 11.2.(a)(ix) (Independent Contractor Liability), which will survive until the applicable statutes of limitations run. Only for Section 11.2.(a)(vii) (General Taxes), the term shall be six (6) years from Closing Date.

(c) The foregoing provisions of this Section 11.3. notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the Party seeking indemnification (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”), or a suit or action based upon a claimed breach is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Claim, suit or action, by reason of the termination otherwise provided for above.

d) The rights of the Parties for indemnification relating to this Agreement shall be limited to those contained in this Section 11., and such indemnification rights shall be the exclusive remedies of the Parties with respect to any matter arising under this Agreement other than as otherwise provided herein or for specific performance or injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same or for claims for fraud.

11.4. Procedure for Indemnification with Respect to Third Party Claims.

a) If the Indemnified Party becomes aware of facts which give rise or threaten to give rise to Sellers’ obligations to indemnify Indemnified Party pursuant to this Section, regardless of whether or not the Indemnifiable Claim involves a third party, the Buyer shall send written notice (the “Notification”) to the Sellers promptly and, in no event more than ten (10) Business Days following discovery, disclosing the details thereof. In the event an Officer and Seller of the Target Company becomes aware of facts giving rise or threatening to give rise to an Indemnifiable Claim post-closing, such Officer and Seller shall immediately notify the Buyer of the same in writing. The Sellers shall respond within ten (10) Business Days of the Notification electing one of the following options: (i) pay the Indemnifiable Claim; or (ii) perform remedial measures in connection with such Indemnifiable Claim; or (iii) dispute the Indemnifiable Claim explaining the reasons. In the event the Sellers elect either option (i) or option (ii) of this Section 11.4.(a), then the Sellers must perform their obligation(s) within forty-five (45) days of receipt of the Notification and obtain written release and settlement from the third party, if applicable. The Parties agree to cooperate in the resolution of an Indemnifiable Claim. If the Indemnified Party duly notifies the Sellers and the Sellers fail to respond within the foregoing ten-day period, such failure shall be deemed as an acceptance of the Indemnifiable Claim. If the Parties do not reach an agreement within forty-five (45) days from the receipt of the Notification, the dispute shall then be settled in accordance with the arbitration rules provided for in Section 13.9 of this Agreement.

b) If an Indemnifiable Claim shall arise which involves any third party, the Sellers shall respond within ten (10) days of the Notification with their election to (i) pay the Indemnifiable Claim within forty-five (45) days from the receipt of the Notification; or (ii) dispute the Indemnifiable Claim by exclusively assuming the judicial or extrajudicial defense of such claim and its related costs, in which case both the Buyer and the Target Company shall be entitled to the cooperation of the Sellers in the preparation of such defense; or (iii) dispute the Indemnifiable Claim by assuming with the Buyer the judicial or extrajudicial defense of such Claim and its related costs, which shall be equally divided between the Sellers and the Buyer; or (iv) refuse to accept the Indemnifiable Claim explaining the reasons for such refusal, in which case the Buyer shall assume the judicial or extrajudicial defense of such Claim and shall have the right to recover any losses arising from such Indemnifiable Claim from the Sellers. In the event that the Sellers refuse to accept the Indemnifiable Claim per option (iv) of this Section 11.4.(b), the Buyer shall be informed of the Sellers’ decision within half of the time legally established to file a defense or, if the time legally established to file a defense is less than ten (10) days, the Buyer or the Target Company shall assume the defense of the Indemnifiable Claim, and the Sellers may later decide to participate in or assume the defense. In the event an Officer and Seller of the Target Company becomes aware of facts giving rise or threatening to give rise to an Indemnifiable Claim subsequent to the Closing Date, such Officer and Seller shall immediately notify Buyer of same in writing.

c)  If an Indemnifiable Claim arises out of a temporary restraining order or injunction, considering the short term to present a defense to such a claim, the Party involved shall assume the defense without first notifying the other Party. The Parties shall discuss the subsequent defense action(s) of such Indemnifiable Claim which shall either be assumed by both or one of the Parties. The Parties shall follow the established procedure in Section 11.4.(b).

(d) If an Indemnifiable Claim involves the responsibility of the Buyer and the Sellers, the Target Company shall always be the Party to take all actions to defend its interests and the Parties shall pay all defense costs proportionally to their respective responsibilities.

e) If the Indemnifying Party disputes its Liability with respect to an Indemnifiable Claim, it shall, within five (5) Business Days after receiving the Notification, give written notice of such dispute to the Indemnified Party, in which case both Parties shall endeavor to mutually agree in good faith to resolve such dispute. If the Parties are unable to resolve the Indemnifiable Claim within sixty (60) days after the Indemnifying Party delivers such notice, then either Party shall be entitled to pursue all available remedies to prosecute or defend against the Indemnifiable Claim. Pending resolution of any such dispute, the Indemnified Party shall have the right to defend, compromise, or settle such Indemnifiable Claim at the risk of the Indemnifying Party.

f) Notwithstanding anything in this Section 11.4. to the contrary, if there is a reasonable probability that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, its Subsidiaries or Affiliates, including the Target Company after the Closing Date if the Buyer is the Indemnified Party, other than as a result of money damages or other monetary payments, then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise or settle such Indemnifiable Claim provided that the Sellers give written acceptance or fail to answer and agree that such Indemnifiable Claim may give rise to indemnification obligation by the Sellers. In such case, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim unless such settlement, compromise or consent (a) includes as, an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its Subsidiaries and Affiliates, including the Target Company after the Closing Date if the Buyer is the Indemnified Party) a release from all Liability in respect of such Indemnifiable Claim and (b) does not include a finding or admission by the Target Company or the Buyer of any violation of applicable Laws or any violation of the rights of any Person.) Any settlement by an Indemnified Party which might prevent the Target Company from maintaining its good standing and might affect the normal course of conduct of its business, shall be preceded by the express consent of the Target Company, the Buyer, and any other Party affected by such settlement.

11.5 Procedure for Indemnification with Respect to Non-Third Party Claims.

a) In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted (a “Claim Notice”). Where the matter giving rise to a breach of any undertaking or warranty is capable of remedy, the breach shall not entitle the Indemnified Party to indemnification hereunder unless written notice of the breach is given to the Indemnifying Party and the matter or default is not remedied within thirty (30) days after the date on which such notice is received. If the Indemnifying Party, within twenty (20) days after receiving such Claim Notice, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim.

b) If the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such twenty-day period, then the Parties shall endeavor in good faith to resolve the Indemnifiable Claim. If the Parties are unable to resolve the Indemnifiable Claim within sixty (60) days after the Indemnifying Party delivers such notice, then either Party shall be entitled to pursue all available remedies to prosecute the Indemnifiable Claim.

12. CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATION TO CLOSE

The closing is subject to the fulfillment in addition to those conditions established in Section 3.1. and Section 4.2., on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Buyer or the Sellers, in whole or in part):

12.1 Representations and Warranties.  The representations and warranties of the Buyer and the Sellers contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made as of the Closing Date, or the Buyer or the Sellers shall have disclosed in writing to the other Party, and such other Party shall have accepted, such changes to this Agreement (including Exhibits) as are necessary to render the representations and warranties true and correct in all respects as of the Closing Date.

12.2 No Injunction.  No statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, shall be in effect that restricts or prohibits consummation of the transactions contemplated by this Agreement.

12.3 Governmental and Regulatory Consents.  All filings required to be made prior to the Closing Date and, with the exception of CADE approval, all consents, approvals, permits, tax clearance certificates and authorizations required to be obtained prior to the Closing Date from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

12.4 No Litigation.    No Claim, action, proceeding or investigation shall be pending which seeks to delay or prevent the consummation of the transactions contemplated hereby, or seeks money damages from the Buyer or the Target Company by reason of the consummation of the transactions contemplated by this Agreement, or, if resolved adversely to the Target Company, would have a material adverse affect on the Target Company or restrict or limit the Buyer’s ability to own or control the Target Company, operate the business, or consummate the transactions contemplated hereby.

13. MISCELLANEOUS PROVISIONS

13.1. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and heirs. No Party shall assign this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other Parties, except that the Buyer shall have the right to assign this Agreement and all or any part of its rights hereunder to any Subsidiary or Affiliate of the Buyer, but in such event the Buyer shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

13.2. Expenses. Except as otherwise provided in this Agreement, the Sellers and the Buyer to this Agreement shall bear their respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the transactions contemplated by this Agreement and the Transaction Documents.

13.3. Notices. All notices, requests and other communications to any Party hereunder shall be made in writing with proof of receipt and shall be delivered to such Party at its address set forth below or at such other addresses as shall be furnished by any Party by like notice to the others. Except as otherwise expressly provided herein, each such notice, request or other communication shall be effective upon the earlier of (i) actual receipt, or (ii) receipt of confirmation of delivery, in each case at the address specified in this Section.

(a)	if to the Buyer, to:

ScanSource do Brasil Participações Ltda.

Avenida Brigadeiro Faria Lima, 1903, cj 141 - sala 1,

São Paulo, SP, CEP 01452-002

Attention: Ms. Regiane Nogueira

and

SCANSOURCE INC.

6 Logue Court

Greenville, SC 29615

ATTN: General Counsel

Courtesy Copy: Almeida Advogados

Avenida Brigadeiro Faria Lima, No. 1461, 16th floor

CEP 01452-002

São Paulo/SP – Brazil

ATTN: André de Almeida

(b)	if to the Sellers, to:

Alexandre Conde

Alameda Topazio, 1006 Residencial 09 – Santana do Parnaiba-SP CEP 06540-235

and

Marcelo Hirsch

Rua Padre João Manuel, n° 888, apto. 71,Cerqueira Cesar, São Paulo/SP – CEP 01411-000

and

Adolar Nardes Junior

Rua Prefeito Angelo Lopes, no. 2579, apt. 401, Hugo Lange, Curitiba/PR – CEP 80040-252

Courtesy Copy: Abe, Costa, Guimaraes e Rocha Neto Advogados

Rua Bela Cintra, 904, 6 andar

Sao Paulo, SP, Brazil CEP 01415-000

13.4. Entire Agreement. This Agreement, together with the Exhibits, the Schedules and the Transaction Documents, represents the entire agreement and understanding of the Parties hereto with reference to the transactions contemplated herein and therein. This Agreement supersedes all prior negotiations and agreements among the Parties relating to the subject matter of this Agreement.

13.5. Amendments. This Agreement may be amended only by a written instrument signed by the Parties.

13.6. Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement and the Parties agree to make appropriate modifications to this Agreement to cure the invalidity or unenforceability of any term or provision hereof.

13.7. Language. This Agreement is executed and shall be interpreted exclusively according to the English language.

13.8. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the United States of America.

13.9. Dispute Resolution. In the event of any controversy or Claim arising out of or relating to this Agreement, the Parties hereto shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a solution satisfactory to both Parties. If they do not reach a settlement within a period of sixty (60) days, then, any unresolved controversy or Claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution.

13.9.1. The Parties shall have the right to submit the controversy to arbitration by means of a non-judicial notice to the other parties. The notice shall present the name and address of the arbitrator selected by the claimant as well as the scope of the controversy.

13.9.2 The Panel of Arbitrators shall consist of three arbitrators. One of them shall be appointed by the claimant in its notification. Another arbitrator shall be appointed by the other party within thirty (30) days from the date of the receipt of the claimant’s notification.

13.9.3 The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within ten (10) days of the appointment of the second arbitrator, select a third neutral arbitrator, who shall be a Brazilian national. In the event they are unable to do so, the third arbitrator shall be selected by the American Arbitration Association. All three arbitrators shall provide a statement disclosing any relationship that might reasonably compromise his or her independence and impartiality.

13.9.4 The Panel of Arbitrators shall issue its ruling in order to resolve the controversy according to the provisions of this Agreement and based on New York State Substantive Law. The arbitration shall be held in the city of Miami, State of Florida, United States. The language of the arbitration shall be exclusively English.

13.9.5 The arbitration award shall be final and binding. It shall be in writing, accompanied by a reasoned opinion, rendered by majority vote, and issued within six (6) months of the commencement of arbitration, unless such time limit is extended by the arbitrators by majority vote. The amounts in the award shall be expressed in Reais (R$). The arbitrators may add interest rates to the amount of the award in case of payment delay according to the current commercial interest rate.

13.9.6 The arbitral award shall consist of a report, containing the parties’ names and a summary of the case. It shall refer to the basis for the decision, address the material and legal aspects involved and specify whether the arbitrators rendered an award in equity or in law. The award shall also mention the provision by which the arbitrators were called into the dispute and the deadline for compliance with the decision. The award shall state the date and place where the award was rendered and it shall be duly signed by all arbitrators. In order to facilitate enforcement of the arbitral award, such award shall list all damages awarded and divide them into particularized categories. Each category shall clearly state the amount of damages awarded under that category.

13.9.7 The arbitration costs and expenses shall be borne by the non-prevailing party. Each party shall receive a copy of the hearings minute. The costs of such copies shall be divided equally between the Parties. Witness hearings shall be allowed.

13.9.8 Either Party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the right or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

13.10.9 This arbitration clause shall be deemed independent of this Agreement; therefore, should this Agreement be considered invalid, such invalidity shall not render this arbitration clause null and void.

14. DEFINITIONS

“Affiliates” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this paragraph, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Accounts Receivable” means all the accounts and notes receivable by the Target Company as of the Signing Date including vendor receivables.

“Agreement or Definitive Agreement” means this Share Purchase and Sale Agreement between the Sellers and the Buyer dated April 7, 2011.

“Best of Sellers’ Knowledge” means the definition contained in Section 5.1.(a).

“Brazilian GAAP”   means accounting principles generally accepted in Brazil applied consistently.

“Business Day”  means any other day but Saturday, Sunday, holidays in the Federative Republic of Brazil, or those days in which commercial banks of the city of São Paulo are authorized to close by law.

“Buyer Indemnified Party”  means the definition contained in Section 11.2(a) of this Agreement.

“Cap” means the definition contained in Section 11.3 of this Agreement.

“Claim” means any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, Liability or expense.

“Claim Notice” means the definition contained in Section 11.5. of this Agreement.

“Confidential Information” means the definition contained in Section 9. of this Agreement.

“Closing Date” means the definition contained in Section 4.1. and/or Section 8.1.1. of this Agreement.

“Collected Delinquent A/R and Vendor Receivables” means the definition contained in Exhibit 2.1.(b)(1) of this Agreement.

“Contingency” means any and all potential liability, known or hidden, primary or ancillary, unfixed, not materialized, including, without limitation, civil obligations, taxes, labor, contractual and/or corporate.

“Credits” means that the Sellers do not have any credit of any nature, included but not limited to loan, pledge, guarantee, warranty, promissory note, instrument of credit of any kind, extrajudicial or judicial enforcement instrument or collection right against the Target Company. Thus, the Target Company is not in debt to the Sellers for any amount or obligation.

“Damages” means the definition contained in Section 11.2.(a) of this Agreement.

“Data Room” means the Internet site with limited controlled access (using a secure log-on supplied by the Sellers which can be disabled at any time by the Sellers) to which the Buyer and its advisers are given access.

“Debts” means the definition contained in Section 5.1.38. of this Agreement.

“Designated Representations” means the representations and warranties set forth in Sections 5.1.1. (Organization), 5.1.2. (Capitalization, Ownership of Shares), 5.1.3. (Authorizations), 5.1.19. (Taxes), 5.1.22. (Labor and Employees), 5.1.23. (Employee Benefit Matters), 5.1.29. (Brokerage and Finder’s Fees), 6.1. (Organization), 6.2. (Non Compete), 6.4. (Corporate Authorization), and 6.8. (Purchase for Investment).

“Due Inquiry” means the definition contained in Section 5.1. and/or Section 5.1.37. of this Agreement.

“Due to Sellers” means the definition contained in Exhibit 2.1.(a) of this Agreement.

“Earn-Out Credit” means the definition contained in Exhibit 2.1.(b)(1) of this Agreement.

“Earn-out Period” means the definition contained in Exhibit 2.1.(a) of this Agreement.

“Employee Plan” means any employee share scheme of the Target Company in which the employees participate or are eligible to participate.

“Environmental Property”   means the definition contained in Section 5.1.28. of this Agreement.

“Escrow Agent” means the bank HSBC Brasil as custodian bank for the Escrow Amount.

“Escrow Amount” means the amount equal to the sum of R$40,000,000.00 to be held in an interest bearing account.

“Final Closing Balance Sheet” means the definition contained in Section 7.3.(b) of this Agreement.

“Financial Statements” means the definition contained in Section 5.1.5. of this Agreement.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government and any official of any of the foregoing.

“Guidelines” means the definition contained in Exhibit 2.3 of this Agreement.

“Hazardous Materials” means a substance or material that a competent Governmental Authority has determined is capable of posing an unreasonable risk to health, safety, and property in specific conditions or circumstances.

“Indemnifiable Claim” or “Indemnifiable Claims” means the definition contained in Section 11.2(a) or Section 11.2(b) of this Agreement.

“Indemnifiable Escrow Claim Settlement” means the definition contained in Section 2.2.(a)

“Indemnified Party” means the definition contained in Section 11.3.(c) of this Agreement.

“Indemnifying Party” means the definition contained in Section 11.3.(c) of this Agreement.

“Indemnity Escrow” means the definition contained in Section 2.2.(a)(1) of this Agreement.

“Insolvent” means the definition contained in Section 5.1.38. of this Agreement.

“Intellectual Property”  means all patent rights, copyrights, copyright registration order, systems, software and any other similar Intellectual Property right, now belonging to the Target Company and/or those that shall be used in the business of the Target Company.

“Inventory” means the definition contained in Section 5.1.10. of this Agreement.

“IPI Escrow” means the definition contained in Section 2.2.(a)(3).

“Law”   means and includes any federal, state, provincial, local, municipal, international, multinational law, ordinance, regulation, rule or principle of common law, regulation, statute, or treat, and any order of Governmental Authority relating to the foregoing.

“Liability” means all and any liability, known, primary or ancillary, fixed, overdue or to be overdue, including, without limitation, civil obligations, Taxes, labor, contractual and/or corporate.

“Lien” means, in relation to any property or assets, any mortgage, security, pledge, charges, security interests, trust receipt, conditional sale, encumbrance, or any other real right or warranty of any type, in relation to any property or assets.

“Non-Competition Period” means the definition contained in Section 8.1.2. of this Agreement.

“Notification” means the definition contained in Section 11.4.(a) of this Agreement.

“Ordinary Course of Business” means the conduct of the business of the Agreeing Parties and Target Company in accordance with the applicable Law, past practice and normal custom of the business.

“Person” means the natural person, a joint-stock company, a limited liability company, a joint venture, a trust or any other entity or organization, even without corporate personality including a government or its agencies or subdivisions or other entities.

“Preliminary Closing Balance Sheet” means the definition contained in Section 7.3.(b) of this Agreement.

“Purchase Price” means the definition contained in Section 2.1. of this Agreement.

“Real”, “Reais” or “R$” means the currency of Brazil.

“Real Property” means the definition contained in Section 5.1.9. of this Agreement.

“Relevant Adverse Effect” means any event, fact or circumstance that occurred between June 30, 2010 and the Closing, which was not disclosed by the Sellers prior to the date hereof that: (i) individually or collectively result (or might result) in Damages, liabilities, costs or expenses to the Target Company in an amount exceeding fifty thousand Reais (R$50.000,00); or (ii) results in an annual loss in net earnings of the Target Company of more than 3% (three percent) of the Target Company’s net earnings from the Closing Date; (iii) any other event, change or occurrence of any nature which, individually or collectively, adversely affects (or may affect) the condition (financial or otherwise), business, assets, results of operations or prospects of the Target Company; (iv) any event, change or occurrence of any nature which, individually or collectively, adversely affects (or may affect) the condition (financial or otherwise), business, assets, results of operations or prospects of any Party to this Agreement and interferes with the ability of such Party to fulfill its obligations set forth herein.

“Relevant Person” means the definition contained in Section 8.1.3. of this Agreement.

“Relevant Products or Services” means the definition contained in Section 8.1.4. of this Agreement.

“Shares” means the definition contained in Recital D. of this Agreement.

“Seller Indemnified Party” means the definition contained in Section 11.2.(b) of this Agreement.

“Signing Date” means the definition contained in Section 4.1. of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which such Person is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof and is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Company’s Knowledge” means the definition contained in Section 5.1.37. of this Agreement.

“Target Company Net Income” means the definition contained in Exhibit 2.1.(b)(1) of this Agreement.

“Tax(es)” mean(s) all and any federal, state and municipal taxes and any other taxes, charges, emoluments (including, but not limited, to taxes resulting from corporate operations, value added taxes, municipal tax on service, registry taxes, real estate taxes, and custom duties), as well as labor charges, social contributions including, but not limited to, social security contributions and health plan and supplementary private pension.

“Tax Returns” means returns, declarations, reports, Claims for refund, information returns or other documents (including any supporting Exhibits, statements or information required to be attached thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Territory of Brazil” means the territory of the Federative Republic of Brazil in accordance with international law and Brazilian law.

“Thermal Printer Escrow” means the definition contained in Section 2.2.(a)(2).

“Threshold” means the definition contained in Section 11.3. of this Agreement.

“Transaction” means the definition contained in Section 1.1. of this Agreement.

“Transaction Documents” means this Agreement and its Exhibits, and any other document related to this Agreement.

“US GAAP” means accounting principles generally accepted in the United States of America applied consistently.

EXHIBIT LIST1

Exhibit 2.1.(a)	Calculation of Initial Purchase Price
Exhibit 2.1.(b)(1)	Earn-Out Calculation
Exhibit 2.1.(b)(1)(e)	Sellers’ Wiring Instructions
Exhibit 2.1.(b)(1)(e)(iii)	Form Of Annual Certification Letter
Exhibit 2.1.(b)(2)	Net Income Calculation

1 Exhibits not filed herewith pursuant to 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of such schedule or exhibit to the Commission upon request.

Exhibit 2.1.(b)(2)(a)	Net Income Calculation for Earn-Out 2011
Exhibit 2.1.(b)(2)(b)(3)	Inventory And A/R Reserve Methodologies
Exhibit 2.2.	Escrow Agreement
Exhibit 2.3.	Target Company’s Operating Model
Exhibit 2.3(f)	Employment of Sellers’ Relatives
Exhibit 2.4.	Purchase Price Payment Guaranty
Exhibit 3.1.(e)	Officers’ Service Agreements
Exhibit 3.1.(g)	Governmental Authorities’ Authorizations, Consents or Approvals
Exhibit 3.1.(k)	Bematech Amendment
Exhibit 3.1.(o)	Curitiba Civil District Court Order
Exhibit 4.2.(iv)	Mandates and Powers of Attorney
Exhibit 4.2.(vi)(a)-(e)	Form of Sellers’ Legal Opinion
Exhibit 4.2.(ix)	Target Company’s Shareholders’ Meeting Minutes
Exhibit 5.1.	Powers of Attorney
Exhibit 5.1.1.(a)	Organization
Exhibit 5.1.1.(b)	Business Arrangements or Relationships Between Sellers and the Target Company
Exhibit 5.1.1.(c)	Target Company’s Current Bylaws
Exhibit 5.1.2.	Capitalization, Ownership of the Shares
Exhibit 5.1.5.	Target Company’s Audited Financial Statements
Exhibit 5.1.7.	Absence of Certain Changes or Events Outside of the Ordinary Course of Business
Exhibit 5.1.7.9.	Liability for any Distribution, Dividend or Similar Payment
Exhibit 5.1.8.	Assets
Exhibit 5.1.9.	Real Property and Leases
Exhibit 5.1.10.	Inventories
Exhibit 5.1.12.	Absence of Undisclosed Liabilities
Exhibit 5.1.13.(a)-(n)	Agreements
Exhibit 5.1.14.(d)	Accounts Receivable Bad Debt Reserve
Exhibit 5.1.16.	Indebtedness; Bank Accounts
Exhibit 5.1.17.	Insurance
Exhibit 5.1.19.	Tax Lawsuits
Exhibit 5.1.19 (a)	Tax Returns
Exhibit 5.1.19.(b)	Tax Investigation Procedures
Exhibit 5.1.20.	Licenses and Permits
Exhibit 5.1.21.	Litigation
Exhibit 5.1.22.	Labor and Employees
Exhibit 5.1.22.(a)	Service or Outsourced Contractor Agreements
Exhibit 5.1.22.(b)	List of Employees
Exhibit 5.1.22.(c)	List of Advanced Wages
Exhibit 5.1.22.(d)(1)	Cellular Phones
Exhibit 5.1.22.(d)(2)	Educational Assistance Benefits
Exhibit 5.1.22.(e)	Employee Dismissals
Exhibit 5.1.24.	Employees’ Injuries
Exhibit 5.1.26.	Intellectual Property
Exhibit 5.1.28	Environmental Waste Disposals
Exhibit 5.1.28.1.	Environmental
Exhibit 5.1.28.2.	Documents, Filings, Reviews, Audits Regarding Environmental Property
Exhibit 5.1.28.5.	List of Sites Regarding Hazardous Materials Disposal
Exhibit 5.1.30.	No Material Adverse Change

Exhibit 5.1.34.	Customers and Suppliers – Material Change
Exhibit 5.1.34.(a)	Customers and Suppliers – Top 20
Exhibit 5.1.35.(c)(1)	Back-Up System
Exhibit 5.1.35.(c)(2)	Business Insurance
Exhibit 5.1.37.	Conflicts of Interest
Exhibit 5.1.39.	Product Warranty
Exhibit 6.6.	Buyer’s Claims
Exhibit 7.3.(a)	Post-Closing Obligations
Exhibit 7.3.(b)	Format of Preliminary Closing Balance Sheet

In witness whereof, this Agreement was executed in 04 (four) equal counterparts by their duly authorized representatives, in the presence of the 02 (two) undersigned witnesses.

São Paulo, April 7, 2011

BUYER / COMPRADORA:

        /s/ Elias Botbol by Power of Attorney

SCANSOURCE DO BRASIL PARTICIPAÇÕES LTDA

SELLERS / VENDEDORES:

Alexandre Machado De Campos Conde	Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Adolar Nardes Júnior

Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Marcelo Duarte Hirsch	Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Gabriela Possebom

Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Gustavo Conde	Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Daniele Possebom

Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Rosania De Souza Possebom	Alexandre Machado De Campos Conde By Power Of Attorney On Behalf Of Juliane Possebom

Alexandre Machado De Campos Conde

By Power Of Attorney On Behalf Of

Caio Vinicius Domingos Nardes

INTERVENIENTES ANUENTES / AGREEING PARTIES:

Alexandre Machado De Campos Conde By Power Of Attorney

CDC BRASIL S. A.

Alexandre Machado De Campos Conde By Power Of Attorney

AECO PARTICIPAÇÕES LTDA.

Alexandre Machado De Campos Conde By Power Of Attorney

RHOUSE PARTICIPACOES LTDA.

Alexandre Machado De Campos Conde By Power Of Attorney

NARDES ADMINISTRAÇÃO LTDA.

Testemunhas / Witnesses:

1.	/s/ Gustavo Abud Navacchia	2.	/s/ Gustavo Conde
Nome: Gustavo Abud Navacchia RG: 36853081-45581SP CPF: 38414717810		Nome: Gustavo Conde RG: 25545367x CPF: 29939463820